UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

 WASHINGTON, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

TELETRONICS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	52-1463621
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2 Choke Cherry Road, Rockville, MD	20850
(Address of principal executive offices)	(Zip Code)

(301) 309-8500

(Registrant’s Telephone Number, Including Area Code)

Securities to be registered under Section 12(b) of the Exchange Act:

Title of each class	Name of Exchange on which to be so registered each class is to be registered
None	N/A

Securities to be registered under Section 12(g) of the Exchange Act:

Common Stock, par value $0.01

Title of each class

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]

The Company qualifies as an “emerging growth company” as defined in Section 101 of the Jumpstart our Business Startups Act.

FORM 10

TELETRONICS INTERNATIONAL, INC.

2

Explanatory Note

This registration statement on Form 10 (the “Registration Statement”) is being filed by Teletronics International, Inc. (“Teletronics”, the “Company,” “we,” “us,” or “our”) in order to register common stock of the Company voluntarily pursuant to Section 12(g) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company is not required to file this Registration Statement pursuant to the Securities Act of 1933, as amended (the “Securities Act”). Once this registration statement is deemed effective, we will be subject to the requirements of Regulation 13A under the Exchange Act, which will require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act. The registration statement, including exhibits, may be inspected without charge at the SEC’s principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section, Securities and Exchange Commission, 100 F Street, NW, Washington, D.C. 20549 upon payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at l.800.SEC.0330. The SEC maintains a Website that contains reports, proxy and information statements and other information regarding registrants that file electronically with it. The address of the SEC’s Website is http://www.sec.gov.

Emerging Growth Company

The Company qualifies as an “emerging growth company” as defined in Section 101 of the Jumpstart our Business Startups Act (“JOBS Act”) as we do not have more than $1,000,000,000 in annual gross revenue and did not have such amount as of December 31, 2013, our last fiscal year. We are electing to take advantage of the extended transition period which will allow us to “opt out” of complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act.

We may lose our status as an emerging growth company on the last day of our fiscal year during which (i) our annual gross revenue exceeds $1,000,000,000 or (ii) we issue more than $1,000,000,000 in non-convertible debt in a three-year period or (iii) have more than $700,000,000 in market value of our shares of common stock held by non-affiliates. We will lose our status as an emerging growth company (i) if at any time we are deemed to be a large accelerated filer. We will lose our status as an emerging growth company on the last day of our fiscal year following the fifth anniversary of the date of the first sale of common equity securities pursuant to an effective registration statement.

As an emerging growth company we are exempt from Section 404(b) of the Sarbanes-Oxley Act of 2002 and Section 14A (a) and (b) of the Securities Exchange Act of 1934. Such sections are provided below:

Section 404(b) of the Sarbanes-Oxley Act of 2002 requires a public company’s auditor to attest to, and report on, management’s assessment of its internal controls.

Sections 14A (a) and (b) of the Securities and Exchange Act, implemented by Section 951 of the Dodd-Frank Act, require companies to hold shareholder advisory votes on executive compensation and golden parachute compensation.

As long as we qualify as an emerging growth company, we will not be required to comply with the requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002 and Section 14A (a) and (b) of the Securities Exchange Act of 1934.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This following information specifies certain forward-looking statements of management of the Company. Forward-looking statements are statements that estimate the happening of future events and are not based on historical fact. Forward-looking statements may be identified by the use of forward-looking terminology, such as may, shall, could, expect, estimate, anticipate, predict, probable, possible, should, continue, or similar terms, variations of those terms or the negative of those terms. The forward-looking statements specified in the following information have been compiled by our management on the basis of assumptions made by management and considered by management to be reasonable. Our future operating results, however, are impossible to predict and no representation, guarantee, or warranty is to be inferred from those forward-looking statements.

The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. We cannot guarantee that any of the assumptions relating to the forward-looking statements specified in the following information are accurate, and we assume no obligation to update any such forward-looking statements.

The market data and other statistical information contained in this registration statement are based on independent industry publications, government publications, reports by market research firms and other published independent sources. Some data is also based on our good faith estimates, which are derived from other relevant statistical information, as well as the independent sources listed herein.

3

Item 1. Business.

History

We were organized under the laws of the State of Delaware on May 28, 1986. On August 24, 2000, we filed an Amendment to Certificate of Incorporation to change the number of authorized common stock to 30,000,000 shares with a par value of $0.01. On March 25, 2014, we filed an Amended and Restated Certificate of Incorporation to change the number of total authorized stock to 70,000,000 shares, including common shares of 65,000,000 with a par value of $0.01 and preferred shares of 5,000,000 with a par value of $0.01.

Located in the Washington D.C. area, our Company Teletronics International, Inc. was originally founded as a small business firm engaging earth station terminals for satellite communications. Many of our clients were from various government agencies and departments. The most significant system we provided was the fly-away terminals for WHCA of the US Air Force. After the break-up of the Soviet Union, the Company redirected its business from military applications to commercial wireless voice and data applications under the FCC part 15 ISM (Instrument Scientific and Medical Board) unlicensed band provisions. While the unlicensed band was initially intended for indoor use only, the advancement of technology in electronics and in data processing enables ISM band systems to operate in out-door environment to an extent bigger and deeper each year. Our Company has been an outdoor enabling company ever since we redirected our business from 1995 to the present.

We have patented technologies, such as the SMART amp, which provides automatic gain control for out-door links, we market broad name products, such as the EZPlatform, which has been a workhorse for out-door transmitting and receiving, our products are sold in over 60 counties and we have established a wholly own subsidiary in China as a spring board to push our business to the other side of the world.

Corporate Overview

Teletronics International, Inc. (Teletronics) has been one of the pioneers in developing cost effective products and solutions for the ever-evolving broadband wireless industry. The Company designs, develops and manufactures a complete line of products and solutions for high speed wireless broadband systems, including RF amplifiers, up/down frequency converters, wireless network bridges and routers, industrial grade out-door WiFi voice/data/video transceivers, mobile surveillance systems and networks.

The Company specializes out-door last mile wireless broadband industrial applications, such as bridge crossing traffic monitoring, underground mining communications, sport and game arena hotspots, distant learning for educations, point-to-point long-distant links for transmitting voice, video and data, and intelligent communities.

Business Strategy

Our business strategy can be outlined in 4 aspects: (1) Technology Innovation- While our existing products have been adequate in our on-going business, as technology advances, the Company needs to maintain its competitiveness by developing a new set of 802.11-N based products for bandwidth of over 100 to 300MHz. In the first Quarter of 2014, preliminary prototyping release of Teletronics products along this line has been encouraging. We believe it will significantly improve the performance at the 100MHz throughput and to be offered at an attractive price to appeal to a broader group of customers. (2) Underground Communications Development- Mines have been, and always remain to be, a disaster prone environment in any country around the world. As human underground activities increase in mines, tunnels, wells, subways, passages, undersea channels, jails, industrial complexes, etc., regulatory agencies put forth mandatory stringent telecom requirements on underground business operators. Real-time full coverage communications in underground environment for voice, video and data transmission are essential. The Company recently developed a wireless broadband system for underground applications which is highly effective in the normally difficult underground radio propagation environment. Trials from 2012-2013 through two large mine operators one in China (through Shangdong Gold Mines) and the other in United States (through AMR – one of the largest mine operators in the US) have proven the system to be promising for the market since no such full coverage wireless communications system exists. Teletronics has successfully supported AMR for MSHA (Mine Safety & Health Administration) approval of Teletronics’ equipment. The objective is to utilize its proprietary new underground system to supply the large underground telecom market. (3) China City-wide Security Surveillance – With a global perspective in mind, Teletronics launched its international business development plan using China as its vital spring board. In 2012, the Company established a wholly owned subsidiary in Beijing and through this Beijing subsidiary, Teletronics is collaborating with a sales-oriented company in Zhejiang Province to promote the city-wide security surveillance business, in which Teletronics intends to provide the back-bone technological support. The provisioning of security surveillance involves system integration, real-time monitoring, data archiving, target tracking and early warnings for stationary as well as moving objects. As a wireless broadband company, it offers a market driven goal for Teletronics. (4) Intelligent Buildings and Communities – Facing the rapid advancement of broadband technologies and information processing, Teletronics strategically leverages its technology at hand and enters a new focus on the intelligent buildings and communities. Our capability in this aspect draws attention by a few pioneer real estate developers, simply because we believe that intelligent buildings and communities would be a future trend. Most recently, a Texas based developer has engaged Teletronics to provide such intelligent deployment at an up-scale Lewisville lake side 120-Acre community. Since the developer has plans for nation-wide development for residential as well as commercial properties, Teletronics believes that the collaboration at Lewisville will lead to a long term business horizon in US, even with possible extension to other counties. Of course, there is no assurance that any of these strategies will be successful.

4

Management Experience

The Company is a small boutique technology company of less than 15 employees and it is managed accordingly. The CEO, who is a technologist himself, initiates the R & D effort for wireless broadband systems innovations. He is also in charge of strategic alliance for integrating systems and subsystem to produce solutions. The Executive Vice President, who has extensive prior experience in procurement, purchase and marketing, directs daily operations of the Company. In addition, a member of the Board of Directors who has extensive experience with investment banking firms provides much of the necessary input for Teletronics to formulate its long term strategy.

Major routine management challenges come from fierce business competition from the inner industrial business community. The competitors, particularly those from Telcos, have teams, technology, name recognition and deep-pocket financial resource which cannot be matched by Teletronics. In this regard, selecting a truly niche market, having reliable customer connections, offering extra service, and performing reliable after-sales support become critical. The management is often at the very first-line of pursuing the business. This is especially true in recent years when the Company is making its way to enter the intelligent building business. Dynamic bandwidth delivery is important and Intranet becomes the essence. The management has lined up a dedicated contracting team for low-voltage system deployment which provides the versatility to do the build-up of a localized intelligent district from the bottom.

Industry Overview

Since the Telecommunications Reform Act of 1996, the telecom industry in now a level playing field. The most significant market place that impacts on everybody is undoubtedly the Internet. In the last five years or so, wireless Internet presents itself as the most significant segment of the industry for out-door and mobile environment. High speed high reliable wireless broadband network covering large open areas are increasingly on demand. While WiFi for public accessible, such as in parks, hotels, conference hall, campus, amusement parks, airport, bus and train stations, etc. becomes all more and more imperative, proprietary Intranet with WiFi coverage are equally on the rise for corporations, factories, camps, hospitals, resort towns, and even private homes.

The WiFi band is unlicensed, with the intention by the government to allow an individual WiFi product niche company to have a piece of the action. There are hundreds of companies getting into the wireless broadband (WiFi) business year after year. Historical events nevertheless have indicated that most of the WiFi product based companies for inventing, manufacturing and marketing wireless broadband products tend to be short lived. Well known examples of the inactive companies include those big names like Metricon, Broadlink, COMETA, in early days, YDI, Proxim in a couple years back and Avarian in the recent past. This is largely because technology advances so fast that no firm can produce a magic product, like a cancer drug, or a hair-growing spray, that can monopolize the market on a long term basis. Teletronics recognizes that the broadband wireless technology advance is always for meeting the demand of solutions for new applications. The latest trend is on the intelligent buildings, e-homes and smart cities. Therefore companies who have a hold of proven effective WiFi equipment technology, a team of field engineers capable of customer premises deployment, a capacity to exploit latest technology for applications, and well connected marketing channels, should be among the most survivable ones in market competitions. Although there are no assurances that we will be successful, Teletronics believes that it is prepared to meet this future market place and its competitors.

Sales and Distribution

The Company’s sales can be separated into two categories, product sales and solution sales. Historically, in the early years, product sales dominated the business while solution sales started to evolve in a slow but steady increasing pace in the last five years. Teletronics product sales include Routers (Access Points, Bridges, Repeaters and plug-in devices, at 900MHz, 2.4G and 5.8G as well as other customer designated frequency, such as 4.9GHz for emergency applications), antennas (Yagi, directional, sectors, columns, panels and dipoles), amplifier (with and without the automotive gain control), UDC (Up and Down frequency conveners), cables and many kinds of accessories such as lighting protectors, filters, etc. Most product sales are through distributors and/or vendors, while end users often purchase Teletronics products through Internet or simply walking in by pay and pick up. There are three dedicated salesmen, speaking English, French, Spanish and Arabic. Each distributor has this assigned territory covering a defined part of North America, South America, China, Middle East, South Pacific Islands, Australia and Africa. Generally speaking, Teletronics’ sales are surrounded by its flag-ship products of EZPlatform and TT, both are approaching their retirement age. New replacements, the EZPlatform Plus @ and EZMimo are scheduled to get pushed out to the market in mid 2014 with an expectation that the replacements will revive the slowly sagging sales of products in recent years. Solution sales are promoted directly from the high level staff of the Company. It involves strategic alliance and system to subsystem level collaborations. Typical subjects involve street lights, surveillance cameras, underground mining, location identifying, distant learning, entrance and gateway controls and tolling, etc. As these businesses are local, projects are unique in usage with levels of entry barriers that may take a long time to cultivate. In this regard, personal connections are very helpful. Because of the background of its upper management, Teletronics has picked China as the target for its principal solution-sales effort over the next 2 to 3 years starting in the summer of 2014.

5

Manufacturing and Suppliers

The Company’s products are assembled and integrated from more than hundreds of parts, from chipsets, elements, memories and PC boards all the way to cables, antennas and connectors. All parts are purchased from off-the shelf vendors. New items and new elements come to surface every day, and the Company tests these items and elements before placing trial orders, and then increases orders gradually. There are no single major suppliers. For the chipset, the Company currently utilizes Compex as its supplier. An OEM agreement exists between Compex and Teletronics.

Research and Development

Although we have engineers experienced in research and development, the Company does not have a separate R&D division and all its manpower expenditures are based on account codes which cover product development cost as well as product marketing cost. Product development is treated as pre-sale marketing. The Company has a team for application software development. The team develops software packages under Teletronics brand and does allow OEM versions for large customers. In accordance with our business strategy, the Company’s R&D is focused on special niche market requirements, such as the underground communications market.

Competition

The market for networking solutions for service providers, enterprise WLAN, video surveillance, microwave backhaul and machine-to-machine communications technology are highly competitive. The competition is experienced, competent and they have far greater financial and marketing resources than we do. Our ability to compete effectively may be adversely affected by the ability of these competitors to devote greater resources to the development, sales and marketing of their services than are available to us.

Almost all of our competitors offer a wider range of services and have greater name recognition and more extensive products and marketing outlets for their products than Teletronics. In addition, our competitors may from time to time reduce their prices in an effort to expand market share and introduce new services, or improve the quality of their products or services.

Intellectual Property

Since it was formed more than 20 years ago, the Company has secured more than 10 patents that have been used for its business. Many patents developed in early years dealt with subjects in the field of PBX and switching systems, and as time goes on they are no longer relevant to the main theme of Teletronics business. The Company chooses economic reasons not to maintain their patent status.

Because of the rapid succession of WAN and LAN technologies in which new schemes replace or circumvent almost certain the old ones in less than 2 years, Teletronics in recent years no longer pursues the filling of patents for certain short-lived proprietary system schemes it developed. Rather it puts emphasis on RF amplifiers and UDCs, of which Teletronics believes it is No.1 in the world and files patents whenever and wherever it feels the need to strengthen its advantages against competitors. There are two patents in this category as of March 31, 2014. We own trademarks registration on our logo and trade name of our Company. The EZPlateform, TT and EZMimo are also filed in China after receiving FCC (US) regulatory approval.

We endeavor to enter into agreements with our employees and contractors and with parties with whom we do business in order to limit access to and disclosure of our proprietary information. We cannot be certain that the steps we have taken will prevent unauthorized use or reverse engineering of our technology. Moreover, others may independently develop technologies that are competitive with ours or that infringe on our intellectual property. The enforcement of our intellectual property rights also depends on the success of our legal actions against infringers and counterfeiters, but these actions may not be successful, even when our rights have been infringed.

Employees

As of March 31, 2014, we had 15 full time employees and 2 part-time employees. The Company utilizes various independent contractors for marketing and auditing services.

Item 1A. Risk Factors.

There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals. If any of these risks actually occur, our business, financial condition or results of operation may be materially adversely affected. In such case, the trading price of our common stock could decline and investors could lose all or part of their investment.

6

The networking, enterprise WLAN, video surveillance, microwave backhaul and machine-to-machine communications markets in which we compete are highly competitive and competitive pressures from existing and new products and solutions may have a material adverse effect on our business, revenues, growth rates and market share.

The networking, enterprise WLAN, video surveillance, microwave backhaul and machine-to-machine communications markets in which we compete are highly competitive. We expect competition to intensify in the future as other established and new companies introduce new products in the same markets we serve or intend to enter and as these markets continue to consolidate. In particular, companies with successful, widely known brands may price their products aggressively to compete with ours. This competition could result in increased pricing pressure, reduced profit margins, increased sales and marketing expenses and failure to increase, or the loss of, market share, any of which would likely seriously harm our business, operating results or financial condition. If we do not keep pace with product and technology advances, end users may switch to other suppliers and our ability to sell our products may be impaired, which could harm our competitive position, revenues and prospects for growth.

Almost all of our current or potential competitors have longer operating histories, greater brand recognition, larger customer bases and significantly greater financial, technical, sales, marketing and other resources than we do.

As we move into new markets for different types of equipment, our brand may not be as well-known as incumbents in those markets. Potential customers may prefer to purchase from their existing suppliers rather than a new supplier, regardless of product performance or features. We expect increased competition from other established and emerging companies if our market continues to develop and expand. As we enter new markets, we expect to face competition from incumbent and new market participants.

New entrants and the introduction of other distribution models in our markets may harm our competitive position.

The markets for development, distribution and sale of our products are rapidly evolving. New entrants seeking to gain market share by introducing new technology and new products may make it more difficult for us to sell our products, and could create increased pricing pressure, reduced profit margins, increased sales and marketing expenses or the loss of market share or expected market share, any of which may significantly harm our business.

Historically, large, integrated telecommunications equipment suppliers controlled access to the wireless broadband infrastructure equipment and network management software that could be used to extend the geographic reach of wireless internet networks. However, in recent years, network operators and service providers have been able to purchase wireless broadband infrastructure equipment and purchase and implement network management applications from distributors, resellers and OEMs. In addition, increased competition from providers of wireless broadband equipment may result in fewer vendors providing complementary equipment to our products, which could harm our business and revenues. Broadband equipment providers or system integrators may also offer wireless broadband infrastructure equipment for free or as part of a bundled offering, which could force us to reduce our prices or change our selling model to remain competitive. If there is a major shift in the market such that network operators and service providers begin to use closed network solutions that only operate with other equipment from the same vendor, we could experience a significant decline in sales because our products would not be interoperable with these proprietary standards.

We may not be able to enhance our products to keep pace with technological and market developments, or develop new products in a timely manner or at competitive prices.

The market for our wireless broadband networking equipment is emerging and is characterized by rapid technological change, evolving industry standards, frequent new product introductions and short product life cycles. Our ability to keep pace with technological developments, satisfy increasing network operator and service provider requirements and achieve product acceptance depends upon our ability to enhance our current products and continue to develop and introduce new product offerings and enhanced performance features and functionality on a timely basis at competitive prices. Our inability, for technological or other reasons, to enhance, develop, introduce or deliver compelling products in a timely manner, or at all, in response to changing market conditions, technologies or network operator and service provider expectations could have a material adverse effect on our operating results if end users fail to purchase our products. In addition, we cannot assure you that the technologies and related products that we develop will be brought to market by us as quickly as anticipated or that they will achieve broad acceptance among network operators and service providers.

If we lose the services of our founder and chief executive officer, Dr. Dickson Fang, or other key members of our management team, we would be required to replace these individuals. We may not be able to smoothly transition and may incur additional expense to recruit and employ replacements.

Our success and future growth depend on the skills, working relationships and continued services of our management team and in particular, our founder and chief executive officer, Dr. Dickson Fang. Our future performance will also depend on our ability to continue to retain our other senior management. We do not maintain key person insurance for any of our personnel, except for a minor policy with respect to Dr. Fang.

7

Our growth strategy could fail or present unanticipated problems for our business in the future, which could adversely affect our ability to make acquisitions or realize anticipated benefits of those acquisitions.

Our growth strategy may include acquiring other similar businesses and properties. We may not be able to identify suitable acquisition opportunities or finance and complete any particular acquisition successfully. Furthermore, acquisitions involve a number of risks and challenges, including:

●	diversion of management’s attention;
●	the need to integrate acquired operations;
●	potential loss of key employees of the acquired companies;
●	potential lack of operating experience in a geographic market of the acquired business; and
●	an increase in our expenses and working capital requirements.

Any of these factors could adversely affect our ability to achieve anticipated levels of cash flows from the acquired businesses or realize other anticipated benefits of those acquisitions.

The requirements of complying with the Securities Exchange Act of 1934 and the Sarbanes Oxley Act of 2002 may strain our resources and distract management.

As a public company we will be subject to the reporting requirements of the Securities Exchange Act of 1934, referred to as the Exchange Act, and the Sarbanes Oxley Act of 2002 and related rules of the SEC. These requirements may place a strain on our systems and resources as we will be required to carry out activities we have not conducted previously, and we will incur significant legal, accounting and other expenses that we did not incur in the past. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes Oxley Act of 2002 requires that we maintain effective disclosure controls and procedures, corporate governance standards and internal controls over financial reporting. If we identify any issues in complying with those requirements (for example, if we or our independent auditors identify a material weakness or significant deficiency in our internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect us, our reputation or investor perceptions of us.

We also expect that it could be difficult and will be significantly more expensive to obtain directors’ and officers’ liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. Advocacy efforts by stockholders and third parties also may prompt even more changes in governance and reporting requirements.

We cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. Additionally, in connection with these heightened duties, significant resources and management oversight will be required as we may need to devote additional time and personnel to legal, financial and accounting activities to ensure our ongoing compliance with public company reporting requirements. The effort to prepare for these obligations may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations or cash flow.

We are an emerging growth company and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common stock may be less attractive to investors.

We are an emerging growth company, as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements applicable to other public companies, but not to emerging growth companies, including, but not limited to, a requirement to present only two years of audited financial statements, an exemption from the auditor attestation requirement of Section 404 of the Sarbanes-Oxley Act, reduced disclosure about executive compensation arrangements pursuant to the rules applicable to smaller reporting companies and no requirement to seek non-binding advisory votes on executive compensation or golden parachute arrangements, although some of these exemptions are available to us as a smaller reporting company (i.e. a company with less than $75 million of its voting equity held by affiliates). We have elected to adopt these reduced disclosure requirements. We cannot predict if investors will find our common stock less attractive as a result of our taking advantage of these exemptions. If some investors find our common stock less attractive as a result of our choices, there may be a less active trading market for our common stock and our stock price may be more volatile.

8

RISKS RELATED TO THE OWNERSHIP OF OUR SECURITIES

We do not anticipate paying any dividends in the foreseeable future, which may reduce the return on your investment in our common stock.

To date, Teletronics has not paid any cash dividends on its Common Stock and does not anticipate paying any such dividends in the foreseeable future. Payment of future dividends will depend on earnings and the capital requirements of Teletronics, and Teletronics’ debt facilities and other factors considered appropriate by Teletronics’ Executive Officers and Directors. We cannot guarantee that we will, at any time, generate sufficient profits or surplus cash that would be available for distribution as a dividend to the holders of our common stock. Our current plans are to use any profits that we may generate, if we generate any profits at all, to fund our operations. Therefore, any return on your investment would derive from an increase in the price of our stock, which may or may not occur.

We will need to raise additional capital and, in so doing, will further dilute the total number of shares issued and outstanding.

We will need to raise additional capital by issuing additional shares of common stock and will, thereby, increase the number of common shares outstanding. There can be no assurance that this additional capital will be available and, if the capital is available at all, that it will be available on terms acceptable to us. The issuances of additional equity securities by Teletronics may result in a significant dilution in the equity interests of its current security holders. Alternatively, we may have to borrow large sums, and assume debt obligations that require us to make substantial interest and capital payments. If we are able to raise additional capital, we cannot assure that it will be on terms that enhance the value of our common shares. If we are unable to obtain financing in the amounts and on terms deemed acceptable, the business and future success will almost certainly be adversely affected.

You may experience dilution of your ownership interests due to the future issuance of additional shares of our common stock.

We may in the future issue our previously authorized and unissued securities, resulting in the dilution of the ownership interests of our present stockholders and purchasers of common stock offered hereby. We are currently authorized to issue 65,000,000 million shares of common stock. The potential issuance of such additional shares of common stock may create downward pressure on the trading price of our common stock. We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock in connection with the hiring of personnel, future acquisitions, future public offerings or private placements of our securities for capital raising purposes, or for other business purposes.

There is no active trading market for our common stock and if a market for our common stock does not develop, our investors may be unable to sell their shares in a timely manner.

There is currently no active trading market for our common stock and such a market may not develop or be sustained. We currently plan to have our common stock quoted on the OTC Bulletin Board. In order to do this, a market maker must file a Form 15c-211 to allow the market maker to make a market in shares of our common stock. At the date hereof, we are not aware that any market maker has any such intention. We cannot provide our investors with any assurance that our common stock will be quoted on the OTC Bulletin Board or, if quoted, that a public market will materialize. Further, the OTC Bulletin Board is not a listing service or exchange, but is instead a dealer quotation service for subscribing members. If our common stock is not quoted on the OTC Bulletin Board or if a public market for our common stock does not develop, then investors may not be able to resell the shares of our common stock that they have purchased making this an illiquid investment. If we establish a trading market for our common stock, the market price of our common stock may be significantly affected by factors such as actual or anticipated fluctuations in our operating results, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices of the shares of small-cap companies like Teletronics, which may adversely affect the market price of our common stock in a material manner.

The regulation of “Penny” stocks by the SEC and FINRA may discourage the tradability of our common stock.

We are a “penny stock” company. Our securities currently do not trade; however, when they do they will be subject to a Securities and Exchange Commission rule that imposes special sales practice requirements upon broker-dealers who sell such securities to persons other than established customers or accredited investors. For purposes of the rule, the phrase “accredited investors” means, in general terms, institutions with assets in excess of $5,000,000, or individuals having a net worth in excess of $1,000,000 or having an annual income that exceeds $200,000 (or that, when combined with a spouse’s income, exceeds $300,000). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale. Effectively, this discourages broker-dealers from executing trades in penny stocks. Consequently, the rule will affect the ability of purchasers in this offering to sell their securities in any market that might develop therefore because it imposes additional regulatory burdens on penny stock transactions.

9

In addition, the Securities and Exchange Commission has adopted a number of rules to regulate “penny stocks”. Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Securities and Exchange Act of 1934, as amended. Because our securities constitute “penny stocks” within the meaning of the rules, the rules would apply to us and to our securities. The rules will further affect the ability of owners of shares to sell our securities in any market that might develop for them because it imposes additional regulatory burdens on penny stock transactions.

Shareholders should be aware that, according to Securities and Exchange Commission, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired consequent shareholder losses. Our management is aware of the abuses that have occurred historically in the penny stock market.

Rule 144 Sales In the Future May Have a Depressive Effect on our Stock Price.

All of the outstanding shares of common stock that are held by our present officers, directors, and affiliate stockholders are “restricted securities” within the meaning of Rule 144 under the Securities Act of 1933, as amended. As restricted Shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Act and as required under applicable state securities laws. Rule 144 provides in essence that an affiliate who has held restricted securities for six months may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed the greater of 1.0% of a company’s outstanding common stock or the average weekly trading volume during the four calendar weeks prior to the sale. There is no limit on the amount of restricted securities that may be sold by a non-affiliate after the owner has held the restricted securities for a period of six months. A sale under Rule 144 or under any other exemption from the Act, if available, or pursuant to subsequent registration of shares of common stock of present stockholders, may have a depressive effect upon the price of the common stock in any market that may develop.

The market price of our common stock could be subject to significant fluctuations and the market price could be subject to any of the following factors:

●	our failure to achieve and maintain profitability;
●	changes in earnings estimates and recommendations by financial analysts;
●	actual or anticipated variations in our quarterly and annual results of operations;
●	changes in market valuations of similar companies;
●	announcements by us or our competitors of significant contracts, new services, acquisitions, commercial relationships, joint ventures or capital commitments;
●	loss of significant clients or customers;
●	loss of significant strategic relationships.

Item 2. Financial Information

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

Teletronics designs, develops and manufactures a complete line of products and solutions for high speed wireless broadband systems, including antennas, RF amplifiers, up/down frequency converters, application servers, bridges, access points, routers and gateways. Teletronics’ technical team also provides on-site turn-key solutions for wireless broadband data, voice, video, and network applications around the world.

Since 1986, Teletronics has been a pioneer in developing cost-effective products and solutions for the ever-evolving broadband wireless industry. Teletronics continues to focus on innovation and is committed to providing its commercial and military customers with the best possible equipment and solutions. Teletronics’ goal is to become a leading total solution provider of high capacity broadband wireless data, voice and video solutions to private business enterprises and public access providers.

Teletronics provides short-distance indoor and long-distance outdoor, fixed and mobile wireless connectivity to network nodes for data, voice and video transmissions. Teletronics strives to pursue this goal based on its technological expertise, manufacturing excellence, cost-effective products, extensive marketing channels and reliable customer support. Over the years, Teletronics has devoted a significant amount of effort in its research and development (R&D), and its products reflect the uniqueness of Teletronics’ core technologies, which include radio transmission, network hardware/software architecture, digital signal processing, and audio/video distributions.

10

A reliable and marketable wireless system requires the 3C dimensions: Communications, Computer and Consumers, each of which as a limited life-cycle. As a 20-year old continuously-growing wireless broadband products and solution company, Teletronics regularly produces new products driven by the 3Cs to keep up with ever-changing technology. Our products have broadband and multi-frequency appeal (1st C), they employ high-speed digital processors on a generic Linux platform (2nd C), and are designed and manufactured for robust and low-cost delivery (3rd C). Under its registered trademarks of “EZLoop” and “EZPlateform”, Teletronics’ wireless broadband systems display 3 unique characteristics: (1). Long transmission distance, typically 15 miles for line-of-sight path; (2). Broad bandwidth for high-speed throughput data, 20MB per channel can be achieved in normal circumstances; and (3). Access gateways for efficient QoS (Quality of Service) and traffic control. Teletronics Smart Amplifiers are uniquely designed for maintaining fixed radiation power up to the antenna feed point irrespective of losses from feeding cables. Teletronics is the only patent holder for Automatic Gain Control (AGC) technology. The patent on the AGC amplifiers under U.S. Pat. No. 6,681,100 covers all bi-directional amplifier with AGC in 900 MHz, 2.4 GHz, and 5.8 GHz frequencies. While designing our Wireless Router and EZBridge, we carefully selected industrial-grade, top-quality components to withstand outdoor temperature variations. Along with the all-metal NEMA4/IP66 rated enclosure, these units are perfect for wide-scale, outdoor wireless broadband deployments.

As the world’s leading designer/manufacturer of Up/Down Converters (UDC), we have the experience and capability to convert amplifiers from one frequency to the other. We match our converter with proprietary radios and guarantee the transmission data-rate. All UDCs work for OFDM at high rates. Teletronics’ UDCs allow customers to operate low-cost and popular 2.4GHz broadband radios at propriety frequencies, including 900MHz (near line of site or NLOS), 1.8GHz (special applications), 2.5GHz (military), 4.4GHz (defense), 4.9GHz (public safety band, including Homeland Security) and 5.3GHz (NII).

On March 21, 2012, we established a wholly owned subsidiary in Beijing, Teletronics (Beijing) Science & Technology Co., Ltd. Through this Beijing subsidiary, Teletronics is collaborating with a sales-oriented company in Zhejiang Province to promote the city-wide security surveillance business, in which Teletronics intends to provide the back-bone technological support. The provisioning of security surveillance involves system integration, real-time monitoring, data archiving, target tracking and early warnings for stationary as well as moving objects. In April 2013, Teletronics Beijing subsidiary agreed to invest its technology to Xun Yun Tian Technologies (Zhejiang) in exchange of 20% of ownership of Xun Yun Tian.

On April 10, 2013, we entered into a service extension agreement with our 20% unconsolidated investee, Xun Yun Tian Technologies (Zhejiang). Teletronics agreed to provide three types of services to Xun Yun Tian Technologies: (1) Provide support and training to Xun Yun Tian’s business team, and assist Xun Yun Tian Technologies to create opportunities for obtaining potential business contracts; (2) Research and develop the wireless technology continuously, and educate Xun Yun Tian’s technical team to ensure both companies to become the leaders of the wireless technology industry in China; (3) Provide support to project-based technical issues, and assist to maintain good customer relationships. Under this service agreement, Xun Yun Tian Technologies agrees to pay Teletronics monthly labor costs of RMB 120,000, and annual licensing and training fees of RMB 3,000,000 for the period of March 2013 to October 2014. As of December 31, 2013, the Company had received the payments from Xun Yun Tian in an aggregated amount of $597,990.

Results of Operations

The following discussion of our operating results explains material changes in our results of operations for the three months ended March 31, 2014 and 2013, and for the years ended December 31, 2013 and 2012. The discussion should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this Form 10.

Results of Operations for the three months ended March 31, 2014 and March 31, 2013.

	Three Months Ended March 31,
	2014	2013	2014 vs. 2013
			$ Change	% Change
Revenues
Net sales	$168,666	$286,146	$(117,480)	-41%
Net sales-related party	164,758	-	164,758
Total revenue	333,424	286,146	47,278	17%
Cost of sales	54,102	129,421	(75,319)	-58%
Gross Profit	279,322	156,725	122,597	78%
Percentage of net revenues	84%	55%
Operating expenses
Selling expenses	10,195	-	10,195
General and administrative expenses	422,040	371,398	50,642	14%
Total operating expenses	432,235	371,398	60,837	16%
Operating income (loss)	(152,913)	(214,673)	61,760	-29%
Percentage of net revenues	-46%	-75%
Other income (expense)
Interest expense	(5,501)	(14,726)	9,225	-63%
Interest income	127	64	63	98%
Equity in loss of unconsolidated investees	(47,423)	-	(47,423)
Other income (expense), net	503	51,447	(50,944)	-99%
Total other income (loss), net	(52,294)	36,785	(89,079)	-242%
Income (Loss) before income tax provision	(205,207)	(177,888)	(27,319)	15%
Income tax provision	-	-	-
Net income (loss)	(205,207)	(177,888)	(27,319)	15%

11

Revenues

Revenues increased $47 thousand, or 17%, to $333 thousand in the three months ended March 31, 2014 from $286 thousand in the three months ended March 31, 2013. During the three months ended March 31, 2014, the increase in revenues was due to $165 thousand service revenue from the related party, Xun Yun Tian Technologies (Zhejiang). Excluding the portion of service revenue from the related party, the revenues decreased $117 thousand, or 41%, from $286 thousand in the three months ended March 31, 2013 to $169 thousand in the three months ended March 31, 2014. Our revenue declined primarily due to worldwide economic slowdown on broadband wireless sales.

Our sales primarily derived from two revenue streams: product sales and solution sales. Most product sales are through distributors and/or vendors, while end users often purchase our products through Internet or simply walking in by pay and pick up. There are three dedicated salesmen, speaking English, French, Spanish and Arabic. Each distributor has his/her assigned territory covering a defined part of North America, South America, China, Middle East, South Pacific Islands, Australia and Africa. Generally our sales are surrounded by its flag-ship products of EZPlatform and TT, both are approaching their retirement age. New replacements, the EZPlatform Plus @ and EZMimo are scheduled to be launched to the market in mid-2014. We have confidence that the replacements will revive the slowly sagging sales of products in recent years. Solution sales are promoted directly from the high level staff of the Company. It involves strategic alliance and system to subsystem level collaborations. Typical subjects involve street lights, surveillance cameras, underground mining, location identifying, distant learning, entrance and gateway controls and tolling, etc. As these businesses are local, and projects are unique in usage with levels of entry barriers that may take a long time to cultivate. In this regard, personal connections are very helpful. Because of the background of our upper management, we have decided to target Chinese market to sell our principal solution over the next 2 to 3 years starting in the summer of 2014.

Revenues by Geographic Region

During the three months ended March 31, 2014 and 2013, we operated under two business segments, which are segregated by geographical locations: (1) Teletronics (Beijing) Science & Technology Co., Ltd., the operations of which are located in the Peoples’ Republic of China (PRC). All revenues are derived from customers in the PRC, and all of the operating assets are located in the PRC. (2) Teletronics International, Inc., the operations of which are conducted in the United States. The following are our revenues, cost of sales and gross profits by geographic regions for the three months ended March 31, 2014 and 2013.

	Three Months Ended March 31,
	2014		2013
United States	$78,365	24%	$283,622	99%
China	255,059	76%	2,524	1%
Total Revenue	333,424	100%	286,146	100%

United States	52,970	68%	129,320	46%
China	1,132	0.4%	101	4%
Total Cost of sales	54,102	16%	129,421	45%

United States	25,395	32%	154,302	54%
China	253,927	99.6%	2,423	96%
Total Gross profit	279,322	84%	156,725	55%

Revenues in the United States decreased $205 thousand, or 72%, from $283 thousand in the three months ended March 31, 2013 to $78 thousand in the three months ended March 31, 2014, which was primarily due to worldwide economic slowdown on broadband wireless sales. However, revenues in China increased $253 thousand from $2 thousand in the three months ended March 31, 2013 to $255 thousand in the three months ended March 31, 2014. The increase was primarily due to the service provided to our related-party, Xun Yun Tian Technologies (Zhejiang). We started to focus on Chinese market to increase our sales in China.

12

Cost of Sales and Gross Margin

Cost of sales decreased $75 thousand, or 58%, from $129 thousand in the three months ended March 31, 2013 to $54 thousand in the three months ended March 31, 2014. During the three months ended March 31, 2014, the decrease in cost of sales was primarily due to 41% decrease in revenues that excluded sales to related party, and cost of sales were much lower in China as well. Gross margin increased from 55% in the three months ended March 31, 2013 to 84% in the three months ended March 31, 2014. The increase in gross margins was due to a higher gross margin in China, which was about 96-99%.

Operating Expenses

Selling Expenses

Selling expenses consist primarily of sales commission and associated costs for selling, marketing, and customer support. Selling expenses increased to $10 thousand in the three months ended March 31, 2014, compared to $0 in the three months ended March 31, 2013. The increase was primarily due to our expansion towards Chinese market in 2014, and we start to promote our products and solutions in China, which increased more expenses related to travel, customer support and new account development.

General and Administrative Expenses

General and administrative expenses consist primarily of employee salaries, benefits and associated costs for information systems, finance, legal, and administration of the Company. General and administrative expenses increased to $422 thousand at the three months ended March 31, 2014, from $371 thousand at the three months ended March 31, 2013, a $51 thousand or 14% increase. The increase is primarily due to 6% rental increase in the first quarter of 2014, and our Beijing subsidiary generated more revenues during the first quarter of 2014, which increased headcount and more expenses related to salaries, benefit, etc. in Beijing subsidiary.

Equity in Loss of Unconsolidated Investee

Equity in loss of unconsolidated investee derived from the investment loss in Xun Yun Tian Technologies (Zhejiang). In April 2013, Teletronics Beijing subsidiary agreed to invest RMB 2,000,000 to Xun Yun Tian Technologies (Zhejiang) in exchange of 20% of ownership of Xun Yun Tian. As a result, we had the long-term investment of 20% ownership accounted under the equity methods at the three months ended March 31, 2014. Equity investment in affiliate at the three months ended March 31, 2014 consisted of the following:

Type	Equity Investee	Beginning Equity Investment Basis as of December 31, 2013	Increase Share in Equity Company	Proportional Share of the Equity-Accounted Affiliate’s Net Loss	Foreign Currency Translation Adjustment	Ending Equity Investment Basis as of March 31, 2014

Equity	Xun Yun Tian Technologies (Zhejing), PRC	100,266	-	(47,423)	(477)	52,366

Provision for Income Taxes

The Federal and State net operating losses carry-forward are approximately $12,000,000 at the three months ended March 31, 2014. These Federal and State net operating losses carry-forward will expire in various tax years through 2026 and 2032, respectively. Therefore, our US location recorded income tax expense of $0 in the three months ended March 31, 2014 and 2013. Our Beijing subsidiary is incorporated in Peoples’ Republic of China (PRC), and is subject to PRC’s Unified Enterprise Income Tax Law (EIT). At the three months ended March 31, 2014 and 2013, our Beijing subsidiary recorded income tax expenses of $0 as well.

Liquidity and Capital Resources

At the three months ended March 31, 2014, we had cash and cash equivalents of $750,780. This excludes restricted cash of $199,955. We believe our existing cash and cash equivalents will be sufficient to meet our working capital and capital expenditure needs for at least the next 12 months. Our future capital requirements may vary materially from those currently planned and will depend on many factors, including our rate of revenue growth, the timing and extent of spending to support development efforts, the timing of new product introductions, market acceptance of our products and overall economic conditions.

The following table sets forth the major components of our consolidated statements of cash flows data for the periods presented:

	Three Months Ended March 31,
	2014	2013
Net cash provided by (used in) operating activities	$(140,151)	$(16,819)
Net cash provided by (used in) investing activities	(1,987)	(579)
Net cash provided by (used in) financing activities	-	-
Net increase (decrease) in cash and cash equivalents	$(142,138)	$(17,398)

Cash Flows from Operating Activities

Net cash used in operating activities for the three months ended March 31, 2014 was approximately $140 thousand, an increase of approximately $124 thousand compared to $16 thousand for the three months ended March 31, 2013. The increase in cash used in operating activities was mainly attributable to a $27 thousand decrease in net loss, a $95 thousand decrease in accounts receivable due to increase in customer payments, a $155 thousand increase in other receivable due to increase in payments made to third parties on behalf of our cooperated company, a $160 thousand increase in inventory for preserving required inventory of forthcoming quarter, a $56 thousand increase in accrued expenses and other current liabilities, and a $47 thousand increase in equity in loss of unconsolidated investee.

Cash Flows from Investing Activities

Net cash used in investing activities for the three months ended March 31, 2014 was $1,987. Net cash used in investing activities for the three months ended March 31, 2013 was $579. The decrease was mainly contributed by purchase of property and equipment.

Cash Flows from Financing Activities

Net cash provided (used in) by financing activities in the three months ended March 31, 2014 was $0.

Results of Operations for the Years Ended December 31, 2013 and December 31, 2012.

	As of and for the Years Ended December 31,
	2013	2012	2013 vs. 2012
			$ Change	% Change
Revenues
Net sales	$1,782,824	$2,024,969	$(242,145)	-12%
Net sales-related party	597,990	-	597,990
Total revenue	2,380,814	2,024,969	355,845	18%
Cost of sales	690,193	947,759	(257,566)	-27%
Gross Profit	1,690,621	1,077,210	613,411	57%
Percentage of net revenues	71%	53%
Operating expenses
Selling expenses	6,006	105,886	(99,880)	-94%
General and administrative expenses	1,543,981	1,478,266	65,715	4%
Total operating expenses	1,549,987	1,584,152	(34,165)	-2%
Operating income (loss)	140,634	(506,942)	647,576	-128%
Percentage of net revenues	6%	-25%
Other income (expense)
Interest expense	(93,531)	(99,110)	5,579	-6%
Interest income	565	1,882	(1,317)	-70%
Equity in loss of unconsolidated investees	(223,771)	-	(223,771)
Gain on extinguishment of accrued officer compensation and accrued interest	563,804	-	563,804
Other income (expense), net	51,209	(2,122)	53,331	-2513%
Total other income (loss), net	298,276	(99,350)	397,626	-400%
Income (Loss) before income tax provision	438,910	(606,292)	1,045,202	-172%
Income tax provision	(4,620)	-	(4,620)
Net income (loss)	434,290	(606,292)	1,040,582	-172%

13

Revenues

Revenues increased $356 thousand, or 18%, from $2.02 million in fiscal 2012 to $2.38 million in fiscal 2013. During fiscal 2013, the increase in revenues was due to $598 thousand service provided to the related party, Xun Yun Tian Technologies (Zhejiang). Excluding the portion of the service revenue from the related party, the revenues decreased $242 thousand, or 12%, from $2.02 million in fiscal 2012 to $1.78 million in fiscal 2013. Our revenue declined primarily due to worldwide economic slowdown on broadband wireless sales.

Revenues by Geographic Region

During the years ended December 31, 2013 and 2012, we operated under two business segments, which are segregated by geographical locations: (1) Teletronics (Beijing) Science & Technology Co., Ltd., the operations of which are located in the Peoples’ Republic of China (PRC). All revenues are derived from customers in the PRC, and all of the operating assets are located in the PRC. (2) Teletronics International, Inc., the operations of which are conducted in the USA. The following are our revenues, cost of sales and gross profits by geographic regions for fiscal 2012 and fiscal 2013.

	For the Years Ended December 31,
	2013		2012
United States	$1,381,613	58%	$2,024,969	100%
China	999,201	42%	-	0%
Total Revenues	2,380,814	100%	2,024,969	100%

United States	653,169	47%	947,759	47%
China	37,024	4%	-	0%
Total Cost of sales	690,193	29%	947,759	47%

United States	728,444	53%	1,077,210	53%
China	962,177	96%	-	0%
Total Gross profit	1,690,621	71%	1,077,210	53%

Revenues in the United States decreased in 2013, compared to 2012, primarily due to worldwide economic slowdown on broadband wireless sales. Revenues in China increased in 2013, compared to 2012, primarily due to the sales from our Beijing subsidiary and our related-party, Xun Yun Tian Technologies (Zhejiang).

Cost of Sales and Gross Margin

Cost of sales decreased $258 thousand, or 27%, from $948 thousand in fiscal 2012 to $690 thousand in fiscal 2013. During fiscal 2013, the decrease in cost of sales was primarily due to 12% decrease in revenues that excluded sales to related party, and cost of sales were much lower in China. Gross margin increased from 53% in fiscal 2012 to 71% in fiscal 2013. The increase in gross margins was due to a higher gross margin in China, which was about 96%.

Operating Expenses

Selling Expenses

Selling expenses consist primarily of sales commission and associated costs for selling, marketing, and customer support. Selling expenses decreased to $6 thousand for the year ended December 31, 2013, from $106 thousand for the year ended December 31, 2012 representing a 94% decrease from the prior year. The decrease was as a result of Teletronics’ effort to consolidate its excessive supporting fees by establishing our wholly owned subsidiary in Beijing in July 2012, which caused higher expenses related to travel, customer support and new account development in fiscal year 2012.

General and Administrative Expenses

General and administrative expenses consist primarily of employee salaries, benefits and associated costs for information systems, finance, legal, and administration of the Company. General and administrative expenses increased to $1.54 million for the year ended December 31, 2013, from $1.48 million for the year ended December 31, 2012, a $66 thousand or 4% increase. The increase is primarily the result of our Beijing subsidiary started to generate revenues during fiscal year 2013, which increased headcount and more expenses related to salaries, benefit, etc. in Beijing subsidiary.

Equity in Loss of Unconsolidated Investee

Equity in loss of unconsolidated investee derived from the investment loss in Xun Yun Tian Technologies (Zhejiang). In April 2013, Teletronics Beijing subsidiary agreed to invest RMB 2,000,000 to Xun Yun Tian Technologies (Zhejiang) in exchange of 20% of ownership of Xun Yun Tian. As a result, we had the long-term investment of 20% ownership accounted under the equity methods as of December 31, 2013. Equity investment in affiliate as of December 31, 2013 consisted of the following:

Type	Equity Investee	Beginning Equity Investment Basis as of December 31, 2012	Increase Share in Equity Company	Proportional Share of the Equity-Accounted Affiliate’s Net Loss	Foreign Currency Translation Adjustment	Ending Equity Investment Basis as of December 31, 2013
Equity	Xun Yun Tian Technologies (Zhejing), PRC	-	322,676	(223,771)	1,361	100,266

14

Gain on Extinguishment of Accrued Officer Compensation and Accrued Interest

Gain on extinguishment of accrued officer compensation and accrued interest related to the deferred compensation due to the Company’s CEO, Dr. Fang. As of December 31, 2011, the Company had ending balances of deferred compensation in the amount of $745,013 and related interest of $152,308 accrued at annual interest of 4%. During the fiscal year 2012, the Company had accrued additional annual deferred compensation in the amount of $78,300 along with related interest of $31,496. No payment was made to Mr. Fang in fiscal 2012. As a result of additional accrual and non-payment, the Company had deferred compensation balance of $823,313 with related accrued interest of $183,804 as of December 31, 2012. During the fiscal year 2013, the Company had accrued additional annual deferred compensation in amount of $78,300 along with interest of $34,626, and paid Dr. Fang $20,000 for interest payment. In December 2013, Dr. Fang decided to forgive the partial of deferred compensation in the amount of $400,000 along with related accrued interest of $163,804. As a result of forgiveness of compensation and interest, the Company had recognized a gain in the amount of $563,804. As of December 31, 2013, the Company still had remaining outstanding balance of $501,613 as deferred compensation along with related accrued interest of $34,626.

Provision for Income Taxes

Our provision for income taxes is comprised of the following:

Years ended December 31,	2013	2012
Current:
United States	$-	$-
Peoples’ Republic of China	4,620	-
Deferred:
United States	$-	$-
Peoples’ Republic of China	-	-
Total Provision for Income Taxes	$4,620	-

The Federal and State net operating losses carry-forward are approximately $12,000,000 for the year ended December 31, 2013. These Federal and State net operating losses carry-forward will expire in various tax years through 2026 and 2032, respectively. Our Beijing subsidiary is incorporated in Peoples’ Republic of China (PRC), and is subject to PRC’s Unified Enterprise Income Tax Law (EIT). For the years ended December 31, 2013 and 2012, our Beijing subsidiary recorded income tax expenses of $4,620 and $0, respectively.

Liquidity and Capital Resources

As of December 31, 2013, we had cash and cash equivalents of $893,183. This excludes restricted cash of $199,847. We believe our existing cash and cash equivalents will be sufficient to meet our working capital and capital expenditure needs for at least the next 12 months. Our future capital requirements may vary materially from those currently planned and will depend on many factors, including our rate of revenue growth, the timing and extent of spending to support development efforts, the timing of new product introductions, market acceptance of our products and overall economic conditions.

On October 22, 2013, the Board of Directors resolved to increase the authorized capital shares of the Company to 70,000,000 shares, including 65,000,000 shares of common stock and 5,000,000 shares of preferred stock. The Board of Directors approved a stock purchase agreement with Hong Kong Haohai Group Holdings Limited (HK Haohai Group), who agreed to purchase the Company’s stock up to a maximum of 1,700,000 shares. Within the agreement, the First Closing shall occur within 30-day period to allow the new investor arrange necessary investments to the Company. In addition, one or more Additional Closing may be scheduled and shall be held within 180 days from the completion date of First Closing, or 10 days before the Company completes its initial public listing. For the year ended December 31, 2013, the Company had issued and sold 850,000 shares of its common stock at $1.00 per share to HK Haohai Group in the amount of $850,000 (First Closing). Pursuant to the agreement and subject to the condition that the total investment under the agreement, exceeds $850,000, the Company agrees that it shall nominate one candidate from the new investor to be considered to become a Board of Director according to the Company’s bylaws and shall continue the nomination each year as long as HK Haohai Group maintains its investment holding percentages, relative to the total authorized share of 70,000,000. Further within the stock purchase agreement, upon total purchase exceeds one million shares, the Company will grant one share of stock option for every 2 shares of common stock purchased. The option price will remain as $1.00 per share. The stock option shall be exercisable at any time and no later than December 31, 2016 or the date of the initial public offering of the capital stock of the Company whichever is earlier. As of December 31, 2013, the Company did not grant stock option to the new investor.

15

On May 15, 2006, we entered into 9% convertible debentures due on June 30, 2010 in an aggregate principal amount of $2,350,000 to qualified buyers. Under the agreement, we may redeem some or the entire outstanding amount at any time or from time to time at a redemption price of 100% of the outstanding amount, plus accrued and unpaid interest up to but not including the date of redemption, payable in cash. Subsequently, the Company and debenture holders agreed to lower the interest rate to 4.5% effective on June 30, 2008 and agreed for the debenture to be paid when we have sufficient fund. The debentures are convertible into the Company’s common stock at an initial conversion price of $1.00 per share prior to full repayment. As of December 31, 2008, $2,200,000 worth of the debentures has been issued and available to be converted into the Company’s common shares. During the period from 2009 to 2011, we made payment of $491,000 towards the outstanding debenture balance. As of December 31, 2011, $1,309,000 worth of the debentures was outstanding and available to be converted into our common shares. We didn’t make payment during the year of 2012, and the balance of the debenture as of December 31, 2012 was $1,309,000.

In December 2013, we entered into an agreement with a debenture holder whereby we issued 817,500 shares of common stock in consideration of the cancellation of the convertible debenture owned to the debenture holder in the amount of $750,000 and $67,500 of principal and related accrued interest, respectively. During 2013, we made payments to other debenture holders for a total amount of $107,733, which consisted of convertible debenture of $70,000 and related accrued interest of $37,733. As a result of the conversion and payments, we had a remaining debenture balance of $489,000 at December 31, 2013.

The following table sets forth the major components of our consolidated statements of cash flows data for the periods presented:

	Years Ended December 31,
	2013	2012
Net cash provided by (used in) operating activities	$318,495	$(64,062)
Net cash provided by (used in) investing activities	(324,331)	30,690
Net cash provided by (used in) financing activities	780,000	-
Net increase (decrease) in cash and cash equivalents	$774,164	$(33,372)

Cash Flows from Operating Activities

Net cash provided by operating activities for the year ended December 31, 2013 was $318 thousand, an increase of approximately $382 thousand compared to negative $64 thousand for the year ended December 31, 2012. The increase in cash provided by operating activities was primarily attributable to a $1,040 thousand increase in net income, a $175 thousand increase in accounts receivable due to increase in overall revenue, a $237 thousand decrease in other receivable primarily due to increase in receipts of 2012 service revenue which was wired from third party as a result of restrictive law in foreign transaction of PRC and subsequently received in 2013, a $140 thousand decrease in inventory due to minimal inventory purchase and selling of existing inventory on-hand, a $121 thousand decrease in accounts payable due to better cash flow to pay off bills, a $170 thousand decrease in accrued expenses and other current liabilities due to decrease of interest on Dr. Fang’s forgiveness of deferred compensation and interest on the convertible debenture that the debenture holder converted his debenture into common stock, a $224 thousand increase in equity in loss of unconsolidated investee, and a $563 thousand decrease in gain on extinguishment of accrued officer compensation and accrued interest.

Cash Flows from Investing Activities

Net cash used in investing activities for the year ended December 31, 2013 was $324 thousand. Net cash provided by investing activities for the year ended December 31, 2012 was $30 thousand. The decrease was primarily contributed by purchase of long-term investment of $323 thousand, which was the investment of 20% ownership of Xun Yun Tian Technologies.

Cash Flows from Financing Activities

Net cash provided by financing activities for the year ended December 31, 2013 was $780 thousand. Net cash provided (used in) by financing activities for the year ended December 31, 2012 was $0. The change was due to repayment of convertible debenture of $70 thousand and proceeds from issuance of common stock of $850 thousand.

On October 22, 2013, the Board of Directors approved a stock purchase agreement with Hong Kong Haohai Group Holdings Limited (HK Haohai Group), who agreed to purchase the Company’s stock up to a maximum of 1,700,000 shares. For the year ended December 31, 2013, the Company had issued and sold 850,000 shares of its common stock at $1.00 per share to HK Haohai Group in the amount of $850,000 (First Closing).

16

Contractual Obligations

We entered into an operating lease for our office and warehouse facilities in Rockville, MD. The lease will expire in July 2014. The total rent paid for the year ended December 31, 2013 and 2012 were $391,411 and $367,839, respectively. The schedule of non-cancellable future approximate minimum lease payments required under the operating lease will be $247,702 during fiscal year 2014.

On April 22, 2014, we entered into a new lease agreement with Saul Holdings Limited Partnership for our new office. The term of the lease shall commence on the date hereof and shall end 76 months after the rent commence date. The rent commence date shall be August 1, 2014 or the date the Company actually commence beneficial occupancy, whichever is earlier. The annual rent is $84,000 plus annual operating cost of $44,000, which leads the Company’s rental payment to $128,000 per annum.

On April 15, 2014, we entered into a stock option agreement with the CEO of the Company, Dr. Fang. Under the terms of the stock option agreement, we granted the options to Mr. Fang to purchase 1,500,000 shares of common stock of the Company at an exercise price of $1.00 per share. The option has a term of five years and expires on May 1, 2019. The Shares underlying the Option will vest in two installments promulgated over a five-year period beginning on the Date of Grant, at the time when Dickson Fang, as the CEO, has achieved the performance (i) the Company becomes a Form-10 reporting public Company, at which 1,100,000 shares become vesting, and (ii) the Company becomes a public traded Company, at which time 400,000 shares become vesting.

Recent Accounting Pronouncements

In March 2013, the FASB issued ASU 2013-05 “Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity.” ASU 2013-05 addresses the accounting for the cumulative translation adjustment when a parent either sells part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets that is a nonprofit activity or a business within a foreign entity. For public entities, the ASU is effective prospectively for fiscal years, and interim periods, within those years, beginning after December 15, 2013. Early adoption is permitted. The adoption of ASU 2013-05 is not expected to have a material impact on the Company’s consolidated financial statements.

In July 2013, the FASB issued ASU 2013-11, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists”. These amendments provide that an unrecognized tax benefit, or a portion thereof, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except to the extent that a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date to settle any additional income taxes that would result from disallowance of a tax position, or the tax law does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, then the unrecognized tax benefit should be presented as a liability. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The adoption of ASU 2013-11 is not expected to have a material impact on the Company’s consolidated financial statements.

The Company has considered all new accounting pronouncements and has concluded that there are no new pronouncements that may have a material impact on results of operations, financial condition, or cash flows, based on current information.

Off-Balance Sheet Arrangements

We have not engaged in any off-balance sheet arrangements, including the use of structured finance, special purpose entities or variable interest entities.

Tabular Disclosure of Contractual Obligations

As a small reporting company, we are not required to provide this information and have elected not to provide it.

Critical Accounting Policies

Management is responsible for the integrity of the financial information presented herein. Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. Where necessary, they reflect estimates based on management’s judgment. When selecting or evaluating accounting alternatives, management focuses on those that produce from among the available alternatives information most useful for decision-making. We believe that the critical accounting policies discussed in the Notes to Consolidated Financial Statements (See “Item 15 Financial Statements and exhibits”) involve additional management judgment due to the sensitivity of the methods, assumptions and estimates necessary in determining the related asset, liability, revenue and expense amounts.

Emerging Growth Company Status

The Jumpstart our Business Startups Act of 2012, or the JOBS Act, permits an “emerging growth company” such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We are electing to take advantage of the extended transition period which will allow us to “opt out” of complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act.

17

Quantitative and Qualitative Disclosures about Market Risk

Not required.

Item 3. Properties.

The Company currently leases 24,000 sq. ft. for its corporate office and assembly plant, in Rockville, Md. Under a 10 year lease expiring on July 31, 2014. Currently the monthly lease payment is $35,400. The Company is moving into an 8,000 sq. ft. facility located in Gaithersburg, Md., not later than August 1, 2014 (the “Rent Commencement Date”). The Company executed a new lease on April 22, 2014. The monthly rent is $7,000. The term is for 76 months commencing on the Rent Commencement Date. The Company believes that these new facilities will be more than adequate to carry out all of its business activities for now and the foreseeable future. The Company’s China subsidiary rents approximately 3,000 sq. ft. of office space in Beijing on a month to month lease with lease payments of $1,520 per month.

Item 4. Security Ownership of Certain Beneficial Owners and Management

The following table sets forth as of March 31, 2014 the ownership of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, our directors, and our executive officers and directors as a group. To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted. There is no known pending or anticipated arrangements that may cause a change in control. A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within 60 days. Percentage of beneficial ownership is based on the 17,595,062 shares of common stock outstanding as of March 31, 2014.

Name and Address of Beneficial Owner (1)	Shares Beneficially Owned	Percentage of Outstanding Common Stock

Fang Family Trust (2)	5,500,940	31.26%
Clarence Teng (3)	75,000	0.43%
Helen Xia (3)	25,000	0.14%
HK Haohai Group (4)	850,000	4.83%
Isabelle Huang	-0-	-0-
P.T.Chiang (3)	-0-	-0-
Chang Hui-Fen (5)	1,300,000	7.39%
Andrew Kou (5)	1,328,220	7.55%
Chenco (5)	1,167,500	6.64%
Chi San Fang (5)	1,375,000	7.81%
Total Officers and Directors (6)	6,450,940	36.7%

(1)	The address for each person or entity listed on the table is c/o Teletronics International, Inc., 2 Choke Cherry Road, Rockville, MD. 20850

(2)	Mr. Fang, President of the Company, is the trustee and beneficiary of the Fang Family Trust. He is also a Director.

(3)	Director of the Company

(4)	Ms. Lizhu Liang, Director of the Company, is the President of HK Haohai Group.

(5)	Individual party has sole voting and investment power over such shares.

(6)	Shares: 5,500,940 + 75,000 + 25,000 + 850,000 = 6,450,940

18

Item 5. Directors and Executive Officers.

Our Board of Directors currently consists of five members. Each director holds office until his or her successor is duly elected by the stockholders. Executive officers serve at the pleasure of the Board of Directors. Our current directors and executive officers are:

Name	Age	Position	Year Appointed
Dickson Fang	74	President and Director	2013
Helen Xia	50	Chief Financial Officer, Executive VP and Director	2013
Isabelle Huang	47	Secretary and Controller	2013
P.T. Chiang	45	Director	2014
Clarence Teng	62	Director	2013
Lizhu Liang	45	Director	2014

Dr. Dickson Fang

Born in Chongqing during the Sino-Japanese war, and later immigrated to the United States after finishing his college education in Taiwan, Dickson Fang is a graduate from Stanford University with a Ph.D. Degree in Electrical Engineering majoring in radio and radar communications. He worked at SRI (Stanford Research Institute) for 8 years as a radio propagationist. In 1974, when COMSAT was formed under the sponsorship of more than 40 countries to launch the global satellite communications business, Dr. Fang was invited to join as a charter member to assume responsibility of the satellite-earth wave propagation program. As such, Dr. Fang was a key member in the historical Early Bird Satellite-Earth propagation establishment, and later he was instrumental in coordinating with NASA, GE, AT&T, MIT Lincoln Laboratories in pioneering the ATS-3, ATS-6 and other subsequent satellite telecom programs.

As a renowned wireless propagationist, he has been a member of International Scientific Radio Union (URSI), and has represented the United States at the ITU (International Telecommunications Union) meetings in Geneva, Switzerland for more than 10 years (1979-1992). He was the drafter of specs for international engineering communities for satellite-earth propagation protocols through the upper atmosphere, specifically CCIR-IV documents 263 and 266. During the cold war era, Dr. Fang was active in AGARD, the military telecom advisory group for NATO. He left COMSAT in 1986 to form Teletronics International, Inc. (Teletronics) and has been its President and CEO since. In the early years, the Company was mainly a defense contractor for design and integration of satellite earth stations for various components of the DOD, NASA, and the U.S. Department of Transportation. In addition, Teletronics provided system integration support for commercial institutions including COMSAT, INTELSAT, PBS, TRT, Lockheed, and RCA, among others. Today, Teletronics designs, develops, and manufactures a complete line of products and solutions for high speed wireless broadband systems. Since 2010, the Company under Dr.Fang’s leadership is moving its focus on providing system solutions for wireless network and intelligent building systems.

Helen Xia

Ms. Helen Fen Xia’s education background consisted of HCI Institute Rockville (Computer Application Software), Hood College (Biomedical Sciences, MS) and Shanghai Teachers’ University, Shanghai, China (BS degree in Biology Science). Her work experience in USA started at of being a Visiting Scholar in Parasitic Disease Research at Academy of Natural Science in Philadelphia for 2 years.

She then assumed a procurement Director job for 4 years at Glocom Inc., the leading Inmarsat focused data terminal technology company in Maryland, where she managed purchasing plans based on user requirements, including job orders, production schedules, competitive pricing and lead times; Conducted cost/benefit analysis; Negotiated price, delivery terms with a variety of vendors and distributors; Evaluated products for qualified alternative supply sources of components; Monitored delivery requirements for outsourcing contract manufacturing; Took charge of inventory parts control and scheduled the component kiting; Worked closely with design engineers to facilitate the acquisition of samples and technical support; Maintained the Glocom’s MRP database program; ─ Generated and analyzed monthly purchasing and inventory reports, R & D expenses and inventory reports for finance review; Collaborated with suppliers and accounting in resolving vendor/customer issues and remain an integral part of assisting in ISO-9000 and end-of-year audits.

All her experience in Glocom has become most significant assets for her work in Teletronics. Joined Teletronics in 2001, Ms. Helen Xia worked her way up all the way to EVP in 10 years and became a Board member of the Company in 2013. She has developed largely on her own extensive experience in new product development, electronics purchasing, software and database management, accounting supervision, employee management, vendor/distributor and marketing. As the VP Controller, she lays the logistic foundation of Teletronics. In addition, she has been active in taking initiatives to evaluate overseas market, qualified oversea suppliers and cost-reduction procurement negotiations. She interfaces with Teletronics’ two oversea offices (Taipei and Beijing) for purchasing, importation/exportation, quality assurance, and subsystem integrations. She also has the responsibility of supervision all the sale team members of Teletronics.

19

Isabelle Huang

Isabelle Huang got her BS degree in business administration from TamKang University, Taiwan and MS degree in Management of Information System from Strayer University. She first joined Teletronics in early 2000 as a general secretary and then departed for starting her own business. She returned to Teletronics in 2005 working as the corporation Accountant taking all necessary day to day accounting responsibilities, including payroll, accounts payable/receivable, bank deposits, journal entries, invoicing, collections, etc. In addition, she is also in change of preparing financial reports to CEO, coordination with auditors, administrating 401K plan and insurance and overseeing the expenditures of Teletronics’ subsidiary in China. Accepting the assignment of secretary since 2013, Ms. Huang also prepares legal papers, contracts and other Bank documents.

P.T. Chiang

P.T. Chiang has a Ph.D degree from the University of Maryland, before that he earned a Business Administration degree from The Johns Hopkins University, and a BS degree in Mechanical Engineering from Taiwan University. He has a rich working experience in finance and start-up company consulting including: 2 years in business consulting, including financial management, short-term / long-term funding process, the formation of the joint venture, product and market development, operations management, and international business development. Mr. Chiang has over fourteen years in the financial industry (Nomura/Lehman Brothers, Citi Group, HSBC, Credit Suisse and Blackrock) for valuation and modeling, risk management and analytics, proprietary trading and private equity, trading system design and implementation, corporate finance and business management, and financial portal platform. Ten years of software research and development (start-up company and Bell Labs), including system integration and automation, development of commercial software, electronic data interchange, internet applications, and video on demand. 5 years of advanced research robotic automation and vision analysis Dissertation - Development of an Intelligent Robotics System in Construction Automation.

Clarence Teng

Mr. Clarence Teng received his BS degree in Electrical Engineering from Taiwan University, and came to United States for advanced studied at Yale University. He received from Yale University his Ph.D in Electrical Engineering in 1980. His first job in USA was with Texas Instrument, where he worked until he became Fellow and Senior Executive at TI in charge of memory product technology. After that he was a Co-Founder and Chief Technology officer of former Worldwide Semiconductor Manufacturing Corp in Taiwan which led his eventually to become a venture capital packager and manager, including: Managing Director of H & Q Asia Pacific Venter Capital, USA in charge of high-tech investment in Asia, Co-Founder and CEO of Chinatech Venture Capitals, Taiwan, Chairman, Beijing United Development Co., which has engaged in designing a science and technology park in Beijing, Technology Advisory Board of SRC, a semiconductor consortium formed by US Government and major US semiconductor companies, Senior Advisor, 21-Century Silicon Corp., USA.

Besides being the outside Director of Teletronics, Dr. Teng is currently Co-Founder and CEO, Being Advanced Memory Corp, China, a company specialized in Phase Change Memory products, and President of Lelege USA Corporation, a land development company headquartered in Dallas, Texas.

Lizhu Liang

Ms. Lizhu Liang has been a self-made land developer with successful stories in many secondary cities (population below 2 million) in China for more than 20 years. She has extensive connections in packaging joint ventures among different groups of investing parties as well as in taking charge of an invested company for turn-around and building it up. As such, her on-going list of involvement include: Yi Yann Tradition corporation (FuZhou started in 1995), Hua Li Investment Corporation (FuZhou, 1998), Fu Xing Investment Corporation (Chang Xing, Ze Jiang Province, 2000), Fu Jiang Haohai Investment Corporation, Ren Yuan Clothing Corporation (Chang Xing, Ze Jiang Province, 2012), Ze Jiang Xun Yun Tian Corporation (Chang Xing, Ze Jiang Province, 20120, and HK Haohai Holding Group (Hong Kong, 2013). All of which Ms. Liang assumes the title and duty of the Chairman of the Board. She was invited to become a Director of Teletronics in 2013 by Dr. Fang with the hope that she can be instrumental in providing the guidance for Teletronics’ China activities.

Directors serve for a three term. There are no agreements or understandings whereby any officer or director would resign at the request of CEO or any another person. None of our officers or directors is acting on behalf of or will act at the direction of any other person.

Board Committees

Audit, Compensation and Nominations Committees

We currently have no audit, compensation or nominating committee or other board committee performing equivalent functions. Currently, all members of our board of directors participate in discussions concerning the Company’s audits, executive officer compensation and nominations to the board of directors.

20

Code of Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics applicable to our directors, officers and employees, in accordance with applicable federal securities laws and the FINRA Rules.

Board Independence

Ms. Lizhu Liang and Messrs. Teng and Chiang our “independent directors,” as that term is defined by listing standards of the national exchanges and SEC rules, including the rules relating to the independence standards of an audit committee and the non-employee director definition of Rule 16b-3 promulgated under the Exchange Act.

Indemnification of Executive Officers and Directors

The General Corporation Law of the State of Delaware permits indemnification of directors, officers, and employees of corporations under certain conditions subject to certain limitations. Article Tenth of our Certificate of Incorporation states that we may provide indemnification of our agents, including our officers and directors to the maximum extent permitted by the Delaware Corporation Law. In the event that a claim for indemnification (other than the payment by us of expenses incurred or paid by our sole director and officer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is appropriate and will be governed by the final adjudication of such issue.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 6. Executive Compensation.

Summary Compensation Table

The following table sets forth the compensation of our Chief Executive Officer during the last three fiscal years ended December 31, 2013, 2012 and 2011. None of the officers or directors received annual compensation in excess of $100,000 during the last two completed fiscal years.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock awards ($)	Option awards ($) (2)	Non Equity Incentive Plan Information ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Dr. Dickson Fang	2013	$78,300	0	0		0	0	0	$78,300
President, CEO	2012	$78,300	0	0		0	0	0	$78,300
	2011	$78,300	0	0		0	0	0	$78,300

Employment Agreement

The Company has no Employment Agreement with any of its officers or directors.

Outstanding Equity Awards at Fiscal Year-End

There were no outstanding equity awards held by our named executive officers as of March 31, 2014.

Option Exercises and Stock Vested

As of March 31, 2014 there were no stock options granted.

21

Stock Option Plan

Teletronics board and its shareholders approved a Incentive Stock Option Plan of 2013 (the “Plan”), which is an update of its original 2000 Incentive Stock Option Plan. It is a plan to furnish an incentive to key employees by making available to them a Common Stock Ownership in the Company according to a predefined performance goal with milestones. It is believed that the proprietary interest in the Company thus created will not only induce the continued service of these employees but will also stimulate their best effort towards the continued success of the Company. The plan is administrated by an Administrator which can be either the CEO, or CFO, or other appointed officer by the Board of Directors. The Administrator is required to formulate the option grant with specified performance requirements and to promulgate such rules and regulation as it deems necessary for carrying out the Incentive Stock Option Plan of 2013. On April 15, 2014, the first Stock Option Grant was granted to Dickson Fang for 1.5 Million shares at $1/share exercisable in 5 years. 1.1 million shares will vest upon the effectiveness of this registration statement and the remaining 400,000 shares will vest upon the commencement of the public trading of the Company’s common stock.

Employee Pension, Profit Sharing or other Retirement Plans

Besides a Federal 401K plan, we do not have a defined benefit, pension plan, profit sharing or other retirement plan, although we may adopt one or more of such plans in the future.

Director’s compensation

Other than paying travel expenses, at present we do not pay our directors for attending meetings of our Board of Directors, although we may adopt a director compensation policy by the end of the current year.

There was no compensation paid during the year ended December 31, 2013 to our directors.

Item 7. Certain Relationships and Related Transactions, and Director Independence.

Director Lizhu Liang is the President of the HK Haohai Investment Group, which provided the investment to the Company in December, 2013 of $850,000 for 850,000 shares of the Company’s common stock. The investment agreement between HK Haohai and Teletronics permits HK Haohai certain rights; including (i) an option to invest another $850,000 for 850,000 shares of the Company’s common stock prior to the date the Company becomes a publicly traded Company and (ii) an option to invest $850,000 for 850,000 shares upon the conclusion of the (i) $850,000 investment, prior to December 31, 2016.

Item 8. Legal Proceedings.

We are not involved in any pending legal proceeding or litigations and, as far as we are aware, no governmental authority is contemplating any proceeding to which we are a party or to which any of our properties is subject, which would reasonably be likely to have a material adverse effect on the Company.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

There is presently no public market for our Common Stock. We intend applying for the quoting of our Common Stock on the OTC Bulletin Board upon effectiveness of this registration statement. However, there is no assurance that our Common Stock will be quoted on the OTC Bulletin Board or, if quoted, that a public market will develop.

Holders of Our Common Stock

As of March 31, 2014, there were 35 holders of record of our Common Stock.

Dividend Policy

We have never declared or paid any cash dividends on our Common Stock. We currently anticipate that we will retain all future earnings for the expansion and operation of our business and do not anticipate paying cash dividends in the foreseeable future.

22

Securities Authorized For Issuance under Equity Compensation Plans

Other than the 2013 Incentive Stock Option Plan, we do not have any equity compensation plans under which equity securities are authorized for issuance.

Shares Issuable Upon Conversion of Convertible Debentures

Between 2006 and 2008, the Company issued a total of 2,350,000 of 5 Year Convertible Debentures (the “Debentures”). As of December 31, 2013, there was a total of $489,000 Debentures outstanding held by three investors. The investors have demanded payment in lieu of conversion. The Company is paying interest of 4.5% per annum on the Debentures while it negotiates a repayment plan with the investors.

Penny Stock Considerations

The trading of our common stock is deemed to be “penny stock” as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00. Our shares thus are subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock. See “Risk Factors”.

Shares Eligible for Future Sale

As of the date hereof, 17,595,062 shares of all outstanding shares of our common stock are “restricted securities” as such term is defined pursuant to Rule 144. As of the date hereof, 11,144,122 of our issued and outstanding shares of Common Stock are eligible for sale under Rule 144 promulgated under the Securities Act. Sales of substantial amounts of our common stock under Rule 144, a future registration statement including our shares becoming effective with the SEC, or otherwise, could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital through the future sale of our securities.

Transfer Agent

The Company does not have a transfer agent at this time. Upon applying for listing on the OTC Bulletin Board, the Company will retain an SEC qualified transfer agent.

Item 10. Recent Sales of Unregistered Securities.

On December 30, 2013, the Company sold 850,000 shares of its common stock for $850,000 to HK Haohai Investment Group, of which Lizhu Liang, a director of the Company, is President. The purchaser is an” accredited investor” and the shares issued were “restricted shares”. The shares were issued in accordance with an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended and each stock certificate(s) was affixed with a legend restricting sales and transfers.

Item 11. Description of the Registrant’s Securities to be Registered.

Authorized Capital Stock

We are authorized to issue 70,000,000 shares of stock of which 65,000,000 shares are common stock, $0.01 par value (the “Common Stock”) and 5,000,000 shares of Preferred Stock, $0.01 par value. As of March 31, 2014, there were 17,595,062 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding.

23

Common Stock

The holders of the common stock are entitled to one vote per share. Each fractional share is entitled to a corresponding fractional vote on each matter submitted to a vote of shareholders. Cumulative voting is allowed in the election of directors of the Company. In addition, the holders of our common stock will be entitled to receive ratably such dividends, if any, as may be declared by our Board of Directors out of legally available funds; however, the current policy of our Board of Directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of the common stock will be entitled to share ratably in all assets that are legally available for distribution. The holders of the common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of the common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our Board of Directors and issued in the future.

The holders of a majority of the shares who are entitled to vote at a shareholders meeting and who are present in person or by proxy shall be necessary for and shall constitute a quorum for the transaction of business at shareholder meetings, except as otherwise provided by the Delaware statutes. If a quorum is not present or represented at a meeting of the shareholders, those present in person or represented by proxy shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At an adjourned meeting where a quorum is present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.

When a quorum is present at a meeting of shareholders, the vote of the holders of a majority of the issued and outstanding shares having voting power, present in person or represented by proxy, shall decide any question brought before the meeting, unless the question is one which, by express provision of the statutes, requires a higher vote in which case the express provision shall govern. The shareholders present at a duly constituted meeting may continue to transact business until adjournment, despite the withdrawal of enough shareholders holding, in the aggregate, issued and outstanding shares having voting power to leave less than a quorum.”

Item 12. Indemnification of Directors and Officers.

Indemnification of Directors and Officers

The Registrant is a Delaware corporation and the provisions of the Delaware General Corporation Law will be applicable to the indemnification the Registrant offers to its officers, directors and agents. In its Certificate of Incorporation, as amended, the Registrant generally agrees to indemnify each person who is a director or officer of the Registrant, or serves at the request of a director or officer as a director, officer, employee or agent of another company, in accordance with the Registrant’s by-laws, to the fullest extent permissible by the Delaware General Corporation Law or other applicable laws. In its by-laws the Registrant indicates that, in connection with any such indemnification, it is within the discretion of the Board of Directors whether to advance any funds in advance of disposition of any action, suit or proceeding.

Under the Certificate of Incorporation, the by-laws, and the Delaware General Corporation Law, no director of the Registrant will be personally liable to the Registrant or its stockholders for monetary damages, or expenses in defense of an action, for breach of fiduciary duty as a director or by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, or serving in such capacity for another entity at the request of the Registrant, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant has the power to purchase and maintain insurance on behalf of any persons potentially eligible for indemnification. The rights to indemnification are also applicable to those persons entitled to such rights by virtue of the Registrant’s consummation of a business combination, including such consummations wherein the Registrant is merged into or reorganized as a new entity.

The foregoing description of available indemnification is a summary only, and is qualified in its entirety by the complete terms and provisions of the Delaware General Corporation Law and also the Registrant’s Certificate of Incorporation and by-laws, filed herewith as exhibits.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 13. Financial Statements and Supplementary Data.

The information required by this item may be found beginning on page F-1 of this Form 10.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None

24

Item 15. Financial Statements and Exhibits.

(a) Financial Statements

(b) Exhibits.

Exhibit	ITEM

3.1	Certificate of Incorporation and Amendments thereto

3.2	By-Laws

10.1	9% Convertible Senior Debentures Due June 30, 2010 Agreement

10.2	Incentive Stock Option Plan 2013

10.3	Development System Technology License Agreement between the registrant and Compex Systems PTE LTD, dated July, 31, 2013

10.4	D. Fang Incentive Stock Option Agreement 2013

10.5	Office Lease dated April 22, 2014, between the Registrant and Saul Holdings Limited Partnership

25

SIGNATURES

Pursuant to the requirements of the Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

TELETRONICS INTERNATIONAL, INC.

Dated: July 08, 2014	By:	/s/ Dickson Fang
Dickson Fang
Chief Executive Officer

26

FINANCIAL STATEMENTS

27

TELETRONICS INTERNATIONAL, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	March 31, 2014	December 31, 2013
	(Unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$750,780	$893,183
Accounts receivable, net of allowance for doubtful accounts of $6,598 and $17,964, respectively	42,886	122,675
Other receivable	120,381	92,065
Inventories, net of inventory reserve of $469,082	557,420	499,340
Advance to suppliers	61,248	75,256
Prepaid expenses	4,005	5,321
Other assets – current	3,618	-
Total current assets	1,540,338	1,687,840
Property and equipment, net	3,248	1,411
Long-term Investment	52,366	100,266
Restricted cash	199,955	199,847
Other assets	12,379	12,379

Total assets	$1,808,286	$2,001,743

LIABILITIES AND STOCKHOLDERS’ DEFICT

Current Liabilities:
Accounts payable	$73,492	$79,566
Deferred compensation	507,913	501,613
Convertible debentures	489,000	489,000
Accrued expenses and other current liabilities	155,327	142,221
Total current liabilities	1,225,732	1,212,400

Total liabilities	1,225,732	1,212,400

Stockholders’ Equity:
Preferred stock, $0.01 par value; authorized 5,000,000 shares, issued and outstanding 0 shares	-	-
Common stock, $0.01 par value; authorized 65,000,000 shares, issued and outstanding 17,595,062 shares	175,951	175,951
Additional paid-in capital	16,469,102	16,469,102
Accumulated other comprehensive loss	(4,150)	(2,568)
Accumulated deficit	(16,058,349)	(15,853,142)

Total stockholders’ equity	582,554	789,343

Total liabilities and stockholders’ equity	$1,808,286	$2,001,743

See accompanying notes to consolidated financial statements

F-1

TELETRONICS INTERNATIONAL, INC. AND SUBSIDIARY

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

Three Months Ended March 31,	2014	2013

Net revenue	$168,666	$286,146
Net revenue – related party	164,758	-
Total net revenue	333,424	286,146

Cost of revenue	54,102	129,421

Gross profit	279,322	156,725

Operating expenses:
Selling expenses	10,195	-
General and administrative expenses	422,040	371,398
Total operating expenses	432,235	371,398

Loss from operations	(152,913)	(214,673)

Other income (expense):
Interest expense	(5,501)	(14,726)
Interest income	127	64
Equity in loss of unconsolidated investees	(47,423)	-
Other income (expense), net	503	51,447
Total other income (loss), net	(52,294)	36,785

Loss before income tax provision	(205,207)	(177,888)

Income tax provision	-	-

Net loss	$(205,207)	$(177,888)

Comprehensive loss statement:
Net loss	$(205,207)	$(177,888)
Foreign currency translation loss	(1,582)	(5,409)

Total comprehensive loss	$(206,789)	$(183,297)
Net Loss Per Common Share:
Basic	$(0.01)	$(0.01)
Diluted	(0.01)	(0.01)
Weighted Average Common Shares Outstanding:
Basic	17,595,062	15,927,562
Diluted	17,595,062	15,927,562

See accompanying notes to consolidated financial statements

F-2

TELETRONICS INTERNATIONAL, INC. AND SUBSIDIARY

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

Three Months Ended March 31,	2014	2013

Cash flows from operating activities:
Net Income (loss)	$(205,207)	$(177,888)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	125	-
Allowance for doubtful accounts	(11,366)	13,468
Equity in loss of unconsolidated investee	47,423	-
Changes in assets and liabilities:
Accounts receivable	91,155	(3,912)
Other receivable	(29,280)	126,114
Inventories	(58,080)	102,796
Advance to suppliers	14,008	(16,865)
Prepaid expense	1,316	-
Other assets – current	(3,644)	-
Restricted cash	(108)	336
Accounts payable	(6,074)	(36,962)
Deferred compensation	6,300	19,200
Accrued expenses and other current liabilities	13,281	(43,106)

Net cash used by operating activities	(140,151)	(16,819)
Cash flows from investing activities:
Purchase of property and equipment	(1,987)	(579)

Net cash used by investing activities	(1,987)	(579)

Cash flows from financing activities:

Net cash provided by financing activities	-	-

Effect of exchange rate changes on cash and cash equivalents	(265)	(5,485)

Net decrease in cash	(142,403)	(22,883)

Cash and cash equivalents – beginning of period	893,183	124,112

Cash and cash equivalents – end of period	$750,780	$101,229

See accompanying notes to consolidated financial statements

F-3

TELETRONICS INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.	NATURE OF OPERATIONS

The consolidated financial statements include the accounts of Teletronics International, Inc. and its wholly owned subsidiary, Teletronics (Beijing) Science & Technology Co., LTD. (collectively referred as “the Company”).

The nature of operations is as follows:

●	Teletronics International, Inc. was incorporated under the laws of the State of Delaware in 1986. The Company’s primary business activity is the design, development and manufacture of a complete line of products and solutions for high-speed wireless broadband systems, including RF amplifiers, up/down frequency converters, antennas, wireless network bridges and routers. The Company provides its equipment and services primarily to Internet Service Providers (ISPs) and the broadband wireless industry.

●	Teletronics (Beijing) Science & Technology Co., LTD. is a wholly owned subsidiary of Teletronics International, Inc. and was set up on March 21, 2012 under the laws of the People’s Republic of China (PRC). Its primary function is to provide integration solutions, technical consulting, and training for in-house developed products.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIEIS

Principles of consolidation

The accompanying consolidated financial statements include the accounts of Teletronics International, Inc. and its subsidiary. All significant intercompany transactions and balances were eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the amount of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made. However, actual results could differ materially from those results.

Segment Information

ASC 280 requires use of the “management approach” model for segment reporting. The management approach model is based on how the company’s management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

During the three months ended March 31, 2014 and 2013, the Company operated in two reportable business segments: (1) Teletronics (Beijing) Science & Technology Co., Ltd., the operations of which are located in the PRC. All revenues are derived from customers in the PRC. All of the operating assets are located in the PRC. (2) Teletronics International, Inc., the operations of which are conducted in the USA. The Company’s reportable segments are segregated based on geographical locations.

Information with respect to these reportable business segments for the three months ended March 31, 2014 and 2013 were as follows:

	For the Three Months Ended March 31,
	2014	2013
Revenue	$333,424	$286,146
USA	78,365	283,622
PRC	255,059	2,524

Cost of revenue	$54,102	$129,421
USA	52,970	129,320
PRC	1,132	101

Net income (loss)	$(205,207)	$(177,888)
USA	(350,399)	(161,019)
PRC	145,192	(16,869)

F-4

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Asset information by reportable segment is not reported to or reviewed by the chief operating decision maker and, therefore, the Company has not disclosed asset information for each reportable segment.

Revenues derived from USA and PRC segment were in approximate amount $78 thousand and $255 thousand for the quarter ended March 31, 2014, respectively. The majority revenue of PRC consisted of technical and training from general, wireless, project-based services, and yearly licensing that were provided to its 20% unconsolidated investee. The profit margin of PRC segment is substantially higher due to extremely low related costs. Majority of cost only involved costs of labor and minor purchase of inventory. The majority revenue of USA segment consisted of wireless technology systems through normal distribution.

Revenue Recognition

Revenue from sales of products to customers is recognized when (1) persuasive evidence of an arrangement exists, (2) delivery of the product has occurred or the services have been performed, (3) the selling price is fixed or determinable, and (4) collectability of the resulting receivable is reasonably assured, net of returns, trade discounts and allowances.

Product revenue is generated predominantly from the sales of various types of microelectronic products. For arrangements other than certain long-term contracts, revenue (including shipping and handling fees) is recognized when products are shipped and title has passed to the customer. If title does not pass until the product reaches the customer’s delivery site, recognition of the revenue is deferred until that time. A provision for such estimated returns is recorded at the time revenues are recognized. For transactions that include customer-specified acceptance criteria, including those where acceptance is required upon achievement of performance milestones, revenue is recognized after the acceptance criteria have been met.

Service revenue is derived from extended warranty and customer support. Service revenue is deferred and recognized over the contractual term or as services are rendered and accepted by the customer. In addition, the four revenue recognition criteria described above must be met before service revenue is recognized.

Advertising Expense

Advertising costs are expensed as incurred. Advertising expense amounted to $2,150 and $1,830 for the three-month ended March 31, 2014 and 2013.

Shipping and Handling Costs

The Company records all charges for outbound shipping and handling as revenue. All corresponding shipping and handling costs are classified as cost of revenue and amounted to $12,563 and $8,228 for the three-month ended March 31, 2014 and 2013.

Cost of Revenue

The cost of revenue includes all costs of purchase, costs of conversion, as well as shipping and handling costs, and any cost related inventory adjustment, including write downs for excess and obsolete inventory.

Research and Development Costs

Research and development costs are expensed as incurred. Costs include payroll, employee benefits, supplies, and overhead costs associated with research and development activities. Research and development expenses incurred for the three-month ended March 31, 2014 and 2013 amounted to $2,451 and $2,324.

Product Warranties

The warranty costs may be incurred to remedy deficiencies of quality or performance of the products generally ranging up to one year from the date of sales. Historically these costs have not been significant and the Company has not provided for them. The Company periodically reviews the extent of these costs, and will provide for such amounts should they become significant.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, the Company considers all highly liquid instruments purchased with original maturities of three months or less and money market accounts to be cash equivalents.

F-5

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Restricted Cash

The Company had $199,955 and $199,847 of restricted cash which was classified as a non-current asset at March 31, 2014 and December 31, 2013. Restricted cash normally consists of cash deposited into third party banks with certain period of time restrictions for various business purposes, which may include contract performance bonds, registered capital bonds required by governmental authorities, etc. The restrictions expire when related obligations are fulfilled. The cash is held in custody by the issuing bank, is restricted as to withdrawal or use, and is currently invested in a certificate of deposit. Income from these investments is paid to the Company.

Accounts Receivable

Accounts receivable are carried at original invoice amount less the allowance for doubtful accounts based on a review of all outstanding amounts at year end. Management determines the allowance for doubtful accounts based on a combination of write-off history, aging analysis, and any specific known troubled accounts. Trade receivables are written off when deemed uncollectible.

Inventories

The Company’s inventories are stated at lower-of-cost-or-market value. Cost is determined using the first-in, first-out method. The Company periodically reviews the market price to write down the inventory cost. The Company recorded $469,082 of inventory valuation reserve for obsolescence and LCM inventory adjustments for the three-month ended March 31, 2014 and the year ended December 31, 2013.

Investments

Debt securities which the Company has the positive intent and ability to hold to maturity are reported as held-to-maturity securities. Securities in this category are stated at cost, adjusted for amortization of premiums and accretion of discounts over their remaining lives. Trading account securities are stated at fair value with unrealized gains and losses included in income. Securities not classified as either held-to-maturity or trading account securities are classified as available-for-sale securities and are reported at fair value. Realized gains and losses on the disposition of securities and declines in value judged to be other than temporary are computed using the average cost method and included in income.

Other investments include equity securities that are not publicly traded. These investments are recorded at cost. A decline in the value of other investments below cost that is deemed to be other than temporary is charged to earnings, resulting in a new cost basis for that investment.

Property and Equipment

Property and equipment are recorded at cost. Major improvements are capitalized, while maintenance and repairs are charged to expense as incurred. Gains and losses from disposition of property and equipment are included in income and expense when realized. Depreciation and amortization are provided using the straight-line method over the following estimated useful lives:

Research and development equipment	5-7 years
Machinery and equipment	5-7 years
Furniture and fixtures	7 years
Vehicles	5 years

Fair Value of Financial Instruments

The Company is required to disclose the estimated fair value of certain assets and liabilities in accordance with ASC-825-10, “Financial Instruments”. As of March 31, 2014 and December 31, 2013, the Company believes that the carrying value of cash and cash equivalents, restricted cash, investments, accounts receivable, accounts payable, accrued expenses, and convertible debentures approximate fair value due to the short maturity of theses financial instruments and are based on quoted price in active markets (inputs based on quoted market prices for identical assets or liabilities in active markets at the measurement date).

F-6

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Long-lived Assets

In accordance with ASC 360, “Property, Plant, and Equipment,” the Company reviews for impairment of long-lived assets and certain identifiable intangibles whenever events or circumstances indicate that the carrying amount of assets may not be recoverable. The Company considers the carrying value of assets may not be recoverable based upon our review of the following events or changes in circumstances: the asset’s ability to continue to generate income from operations and positive cash flow in future periods; loss of legal ownership or title to the assets; significant changes in our strategic business objectives and utilization of the asset; or significant negative industry or economic trends. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset are less than its carrying amount.

As of March 31, 2014 and December 31, 2013, the Company was not aware of any events or changes in circumstances that would indicate that the long-lived assets are impaired.

Income Taxes

The Company accounts for income taxes under ASC topic 740, Income Taxes, ASC topic 740 defines an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. ASC topic 740 further requires that a tax position must be more likely than not to be sustained before being recognized in the financial statements, as well as the accrual of interest and penalties as applicable on unrecognized tax positions.

Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable for the period, if any, and the change during the period in deferred tax assets and liabilities.

Valuation allowance are recorded when it is more likely than not that some portion or all of the deferred income tax assets will not be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred income taxes.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are accounts receivable and other receivables arising from its normal business activities. The Company has a diversified customer base. The Company controls credit risk related to accounts receivable through credit approvals, credit limits and monitoring procedures. The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for un-collectible accounts and, as a consequence, believes that its accounts receivable related credit risk exposure beyond such allowance is limited.

The Company maintains its cash balances at various banks in the U.S. The standard insurance amount is $250,000 per depositors under the Federal Deposit Insurance Corporation (FDIC)’s general deposit insurance rules. At March 31, 2014 and December 31, 2013, uninsured cash balances in any domestic U.S. financial institution were $169,241 and $133,840.

Net Income (Loss) per Share

The Company calculates its basic and diluted earnings per share in accordance with ASC 260. Basic earnings per share are calculated by dividing net income by the weighted average number of common shares outstanding for the period. Diluted earnings per share are calculated by adjusting the weighted average outstanding shares to assume conversion of all potentially dilutive warrants and options and convertible securities.

F-7

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Net Income (Loss) per Share (continued)

The following table sets forth the computation of basic and diluted income per common share:

Three Months ended March 31,	2014	2013
Net loss	$(205,207)	$(177,888)

Weighted-average shares of common stock outstanding
Basic	17,595,062	15,927,562
Dilutive effect of convertible debentures and interest payable	-	-
Diluted	17,595,062	15,927,562

Earnings per share
Basic	$(0.01)	$(0.01)
Diluted	$(0.01)	$(0.01)

Comprehensive Income (Loss)

The Company follows ASC 220, “Comprehensive Income” to recognize the elements of comprehensive income. Comprehensive income is comprised of net income and all changes to the statements of stockholders’ equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders. For the Company, comprehensive income (loss) for the three-month ended March 31, 2014 and 2013 included net income (loss) and income (loss) from foreign currency translation.

Related Party Transactions

FASB ASC Topic 850, “Related Party Disclosures” provides disclosure requirements for related party transactions and certain common control relationships. A related party is generally defined as (i) any person that holds 10% or more of the Company’s securities including such person’s immediate families, (ii) the Company’s management, (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) anyone who can significantly influence the financial and operating decisions of the Company. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

Translation Adjustment

The Company’s financial statements are presented in the U.S. dollar ($), which is the Company’s reporting and functional currency. The functional currency of the Company’s subsidiary is RMB (¥). Transactions in foreign currencies are initially recorded at the functional currency rate prevailing at the date of transaction. Any differences between the initially recorded amount and the settlement amount are recorded as a gain or loss on foreign currency transaction in the consolidated statements of operations. Monetary assets and liabilities denominated in foreign currency are translated at the functional currency rate of exchange prevailing at the balance sheet date. Any differences are taken to profit or loss as a gain or loss on foreign currency translation in the statements of operations.

In accordance with ASC 830, Foreign Currency Matters, the Company translates the assets and liabilities into U.S. dollars using the rate of exchange prevailing at the balance sheet date and the statements of operations and cash flows are translated at an average rate during the reporting period. Adjustments resulting from the translation from RMB into U.S. dollar are recorded in stockholders’ equity as part of accumulated other comprehensive income. The exchange rates used for interim financial statements in accordance with ASC 830, Foreign Currency Matters, are as follows:

March 31, 2014	Average Rate for the three months	Exchange Rate at three month end
RMB (¥)	RMB 6.11985	RMB 6.1644
United States dollar ($)	$1.00	$1.00

December 31, 2013	Average Rate for the year	Exchange Rate at year end
RMB (¥)	RMB 6.19817	RMB 6.114
United States dollar ($)	$1.00	$1.00

March 31, 2013	Average Rate for the three months	Exchange Rate at three-month end
RMB (¥)	RMB 6.28582	RMB 6.2816
United States dollar ($)	$1.00	$1.00

F-8

3.	RECENT ACCOUNTING PRONOUNCEMENTS

The Company has considered all new accounting pronouncements and has concluded that there are no new pronouncements that may have a material impact on results of operations, financial condition, or cash flows, based on current information.

4.	INVENTORIES

Inventories consisted of the following:

	March 31, 2014	December 31, 2013

Raw materials	$365,542	$356,071
Work-in-progress	5,044	13,738
Finished goods	655,916	598,613
Total inventories	1,026,502	968,422
Less – provision for obsolescence	(469,082)	(469,082)

Total inventories, net	$557,420	$499,340

5.	PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	March 31, 2014	December 31, 2013

Research and development equipment	$58,670	$58,670
Machinery and equipment	60,027	60,027
Furniture and fixtures	23,711	21,755
Vehicles	30,340	30,340
Total property and equipment	172,748	170,792
Less – accumulated depreciation	(169,500)	(169,381)

Total property and equipment, net	$3,248	$1,411

Depreciation expense for the three-month ended March 31, 2014 and 2013 was $125 and $0.

6.	Long-Term Investment

The Company had the following long-term investment accounted under the equity method as of March 31, 2014 and December 31, 2013:

Type	Equity Investee	Equity Investment Ownership	Profit rate of distribution

Equity	Xun Yun Tian Technologies (Zhejiang)	20%	20%

Equity investment in affiliate as of March 31, 2014 and December 31, 2013 consisted of the following:

Type	Equity Investee	Beginning Equity Investment Basis December 31, 2013	Increase share in Equity Company	Proportional Share of the Equity-Accounted Affiliate’s Net loss	Foreign currency Translation Adjustment	Ending Equity Investment Basis March 31, 2014

Equity	Xun Yun Tian Technologies (Zhejiang), PRC	100,266	-	(47,423)	(477)	52,366

Type	Equity Investee	Beginning Equity Investment Basis December 31, 2012	Increase share in Equity Company	Proportional Share of the Equity-Accounted Affiliate’s Net loss	Foreign currency Translation Adjustment	Ending Equity Investment Basis December 31, 2013
Equity	Xun Yun Tian Technologies (Zhejiang), PRC	-	322,676	(223,771)	1,361	100,266

F-9

7.	DEFERRED COMPENSATION

Deferred compensation represented the unpaid compensation due to the Company’s CEO, Mr. Fang. As of December 31, 2012, the Company had ending balances of deferred compensation in the amount of $823,313 and related interest of $183,804 accrued at annual interest of 4%. For the year of 2013, the Company had accrued additional yearly deferred compensation in amount of $78,300 along with interest of $34,626 and only made interest payment of $20,000. In December 2013, the CEO had decided to cancel partial of deferred compensation in the amount of $400,000 along with related accrued interest of $163,804. As a result of forgiveness of compensation and interest, the Company had recognized a gain in the amount of $563,804. At December 31, 2013, the Company had remaining outstanding balance of $501,613 as deferred compensation along with related accrued interest of $34,626. The Company had accrued additional quarterly deferred compensation in amount of $6,300 and did not make payment for the three months ended March 31, 2014; therefore, the balance of deferred compensation as of March 31, 2014 was $507,913 and related interest of $34,626.

The following are the schedule of the deferred compensation along with accrued interest.

Description	Deferred compensation	Accrued related interest (Annual interest rate %)	Total
As of December 31, 2012	$823,313	$183,804	$1,007,117
2013 accrual	78,300	34,626	112,926
2013 payment	-	(20,000)	(20,000)
Forgiveness of compensation and interest	(400,000)	(163,804)	(563,804)
As of December 31, 2013	$501,613	$34,626	$536,239
2014 first quarter accrual	6,300	-	6,300
As of March 31, 2014	$507,913	$34,626	$542,539

8.	CONVERTIBLE DEBENTURES

On May 15, 2006, the Company entered into 9% convertible debentures due on June 30, 2010 in an aggregate principal amount of $2,350,000 to qualified buyers. Under the agreement, the Company may redeem some or the entire outstanding amount at any time or from time to time at a redemption price of 100% of the outstanding amount, plus accrued and unpaid interest up to but not including the date of redemption, payable in cash.

Subsequently, the Company and debenture holders agreed to lower the interest rate to 4.5% effective on June 30, 2008 and agreed for the debenture to be paid when the Company has sufficient fund. The debentures are convertible into the Company’s common stock at an initial conversion price of $1.00 per share prior to full repayment. As of December 31, 2008, $1,650,000 worth of the debentures has been issued and available to be converted into the Company’s common shares.

During the period from 2009 to 2011, the Company made payment of $341,000 towards the outstanding debenture balance. As of December 31, 2011, $1,309,000 worth of the debentures were outstanding and available to be converted into the Company’s common shares. The Company didn’t make payment during the year of 2012; therefore, the balance of the debenture as of December 31, 2012 was $1,309,000.

In December 2013, the Company entered into an agreement with a debenture holder whereby the Company issued 817,500 shares of common stock in consideration of the cancellation of the convertible debenture owned to the debenture holder in the amount of $750,000 and $67,500 of principal and related accrued interest, respectively.

During 2013, the Company made payments to other debenture holders for a total amount of $107,733, which consisted of convertible debenture of $70,000 and related accrued interest of $37,733. As a result of conversion and payments, the Company had an unchanged debenture balance of $489,000 at December 31, 2013 and March 31, 2014.

F-10

9.	STOCKHOLDERS’ EQUITY

On October 22, 2013, the Board of Directors resolved to increase the authorized capital shares of the Company to 70,000,000 shares, including 65,000,000 shares of common stock and 5,000,000 shares of preferred stock.

10.	DEFINED CONTRIBUTION RETIREMENT PLAN

The Company sponsors a defined contribution retirement plan in accordance with Section 401(k) of the Internal Revenue Code. The plan covers substantially all employees who are least at 21 years of age and have completed nine consecutive months of service. The Company may make matching and profit sharing contributions to the 401(k) plan. Company contributions vest ratably over a six-year period beginning after the second year of service. The Company did not make any matching or profit sharing contributions to the plan for the three-month ended March 31, 2014 and the year ended December 31, 2013.

11.	INCOME TAXES

The following table reconciles the US statutory rates to the Company’s effective tax rate for the three-month ended March 31, 2014 and 2013:

Three-month ended March 31,	2014	2013

US statutory rate	34%	34%
Tax rate difference	(9)%	(9)%
PRC tax exemption and reduction	(25)%	(25)%
Total provision for income taxes	-%	-%

The Company’s subsidiary, Teletronics (Beijing) Science & Technology Co., Ltd., is incorporated in the PRC and is subject to PRC’s Unified Enterprise Income Tax Law (“EIT”). For the three months ended March 31, 2014 and 2013, the Company recorded income tax expense of $0.

The components of the net deferred tax assets are as follows:

March 31,	March 31, 2014	December 31, 2013

Current:
Allowance for bad debt	$2,243	$6,107
Inventory reserve	159,488	159,488
Current deferred tax assets	161,731	165,595
Less valuation allowance	(161,731)	(165,595)
Current net deferred tax assets	-	-

Non-current:
Net operating loss carry-forwards	4,026,111	4,026,111
Non-current deferred tax assets	4,026,111	4,026,111
Less valuation allowance	(4,026,111)	(4,026,111)
Non-current net deferred tax assets	-	-

Net deferred tax asset	$-	$-

The Federal and State net operating losses carry-forward are approximately $12,000,000 for the three months ended March 31, 2014. These Federal and State net operating losses carry-forward will expire in various tax years through 2026 and 2032, respectively.

The Company has recorded a valuation allowance against all of the realization of its net deferred tax assets at March 31, 2014 and 2013. The valuation allowance is based on management’s estimates and analyses, which include the impact of tax laws which may limit the Company’s ability to utilize its net deferred tax assets.

F-11

12.	RELATED–PARTY TRANSACTIONS

Service Revenue –

On April 10, 2013, the Company entered into a service agreement with its 20% unconsolidated investee, Xun Yun Tian Technologies (Zhejiang). Services provided by the Company include (1.) General technical service and training, (2.) Exclusive wireless technology service and training and (3.) Project-based technical assistance service and training. The Company would receive monthly labor service and yearly licensing and training revenue for services provided to the investee in the amount of RMB 120,000 and RMB 3,000,000, respectively. The agreement will expire on October, 2014. As of March 31, 2014, the Company had received service revenue from the investee in an aggregated amount of $164,758 for the three-month ended March 31, 2014.

Accounts Payable –

As of March 31, 2014 and December 31, 2013, the Company had accounts payable to Xun Yun Tian Technologies (Zhejiang), the Company’s 20% unconsolidated investee, in aggregated amount of $4,998 and $0 which arose from purchases of inventories amounted of $5,790 and $0 for the three-month ended March 31, 2014 and 2013.

13.	COMMITMENTS

The Company entered into an operating lease for its office and warehouse facilities in Rockville, MD. The lease will expire in July 2014. The total rent paid for the three-month ended March 31, 2014 and 2013 were $118,188 and $80,235, respectively.

The following is a schedule of non-cancellable future approximate minimum lease payments required under the operating lease.

Years ending December 31,	Amount

2014	247,702
2015	-
Total	$247,702

14.	SUBSEQUENT EVENTS

In May 2009, the FASB issued new accounting guidance on subsequent events. The new accounting guidance requires that management evaluate events and transactions that may occur for potential recognition or disclosure in the financial statements after the balance sheet date through the date the financial statements are issued and determines the circumstances under which such events or transactions must be recognized in the financial statements.

On April 15, 2014, the Company entered into a stock option agreement with the CEO of the Company, Mr. Fang. Under the terms of the stock option agreement, the Company granted the options to Mr. Fang to purchase 1,500,000 shares of common stock of the Company at an exercise price of $1.00 per share. The option has a term of five years and expires on May 1, 2019. The options will vest in two installments promulgated over a five-year period beginning on April 15, 2014, at the time when Dickson Fang, as the CEO, has achieved the performance (1.) the Company becomes a Form-10 reporting public Company, at which 1,100,000 shares become vesting, and (2.) the Company becomes a public traded Company, at which time 400,000 shares become vesting.

On April 22, 2014, the Company entered into a new lease agreement with Saul Holdings Limited Partnership for its new office. The term of the lease shall commence on the date hereof and shall end 76 months after the rent commence date. The rent commence date shall be August 1, 2014 or the date the Company actually commence beneficial occupancy, whichever is earlier. The annual rent is $84,000 plus annual operating cost of $44,000, which leads the Company’s rental payment to $128,000 per annum.

The Company has evaluated all other subsequent events through the date these consolidated financial statements were issued, and determined that there were no other subsequent events or transactions that require recognition or disclosures in the financial statements.

F-12

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Teletronics International, Inc.

We have audited the accompanying consolidated balance sheets of Teletronics International, Inc. and subsidiary (“the Company”) as of December 31, 2013 and 2012, and the related consolidated statements of operations and other comprehensive income (loss), changes in stockholders’ equity and cash flows for each of the two years ended December 31, 2013 and 2012. The consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Teletronics International, Inc. and subsidiary as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years ended December 31, 2013 and 2012 in conformity with accounting principles generally accepted in the United States of America.

/s/ Simon & Edwards, LLP
City of Industry, California
July 2, 2014

F-13

Teletronics International, Inc. and Subsidiary

Consolidated Balance Sheets

December 31,	2013	2012

ASSETS

Current Assets:
Cash and cash equivalents	$893,183	$124,112
Accounts receivable, net of allowance for doubtful accounts of $17,964 and $4,496, respectively	122,675	117,863
Other receivable	92,065	182,112
Inventories, net of inventory reserve of $469,082 and $406,355, respectively	499,340	768,297
Advance to suppliers	75,256	22,314
Prepaid expenses	5,321	4,459
Total current assets	1,687,840	1,219,157
Property and equipment, net	1,411	-
Long-term Investment	100,266	-
Restricted cash	199,847	199,895
Other assets	12,379	13,272

Total assets	$2,001,743	$1,432,324

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable	$79,566	$174,816
Deferred compensation	501,613	823,313
Convertible debentures	489,000	1,309,000
Accrued expenses and other current liabilities	142,221	435,264
Total current liabilities	1,212,400	2,742,393

Total liabilities	1,212,400	2,742,393

Stockholders’ Equity (Deficit):
Preferred stock, $0.01 par value; authorized 5,000,000 and 0 shares, issued and outstanding 0 shares	-	-
Common stock, $0.01 par value; authorized 65,000,000 and 30,000,000 shares, issued and outstanding 17,595,062 and 15,927,562 shares	175,951	159,276
Additional paid-in capital	16,469,102	14,818,277
Accumulated other comprehensive loss	(2,568)	(190)
Accumulated deficit	(15,853,142)	(16,287,432)

Total stockholders’ equity (deficit)	789,343	(1,310,069)

Total liabilities and stockholders’ equity (deficit)	$2,001,743	$1,432,324

See accompanying notes to consolidated financial statements

F-14

TELETRONICS INTERNATIONAL, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

Years Ended December 31,	2013	2012

Net revenue	$1,782,824	$2,024,969
Net revenue- related party	597,990	-
Total net revenue	2,380,814	2,024,969
Cost of revenue	690,193	947,759

Gross profit	1,690,621	1,077,210

Operating expenses:
Selling expenses	6,006	105,886
General and administrative expenses	1,543,981	1,478,266
Total operating expenses	1,549,987	1,584,152

Income (Loss) from operations	140,634	(506,942)

Other income (expense):
Interest expense	(93,531)	(99,110)
Interest income	565	1,882
Equity in loss of unconsolidated investees	(223,771)	-
Gain on extinguishment of accrued officer compensation and accrued interest	563,804	-
Other income (expense), net	51,209	(2,122)
Total other income (loss), net	298,276	(99,350)

Income (Loss) before income tax provision	438,910	(606,292)

Income tax provision	(4,620)	-

Net income (loss)	$434,290	$(606,292)

Comprehensive income (loss) statement:
Net income (loss)	$434,290	$(606,292)
Unrealized gain on investment	-	3,060
Foreign currency translation loss	(2,378)	(190)

Total comprehensive income (loss)	$431,912	$(603,422)
Net Income Per Common Share:
Basic	$0.03	$(0.04)
Diluted	0.03	(0.04)
Weighted Average Common Shares Outstanding:
Basic	15,997,528	15,927,562
Diluted	16,508,533	15,927,562

See accompanying notes to consolidated financial statements

F-15

TELETRONICS INTERNATIONAL, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

				Accumulated Other		Total
	Common Stock		Additional	Comprehensive	Accumulated	Stockholders’
	Shares	Amount	Paid in Capital	Loss	Deficit	Equity (Deficit)

Balance, December 31, 2011	15,927,562	$159,276	$14,818,277	$(3,060)	$(15,681,140)	$(706,647)

Unrealized gain on investment	-	-	-	3,060	-	3,060

Translation adjustment	-	-	-	(190)	-	(190)

Net loss	-	-	-	-	(606,292)	(606,292)

Balance, December 31, 2012	15,927,562	$159,276	$14,818,277	$(190)	$(16,287,432)	$(1,310,069)

Translation adjustment	-	-	-	(2,378)	-	(2,378)

Issuance of common shares	850,000	8,500	841,500	-	-	850,000

Issuance of common shares upon exercise of convertible debentures	817,500	8,175	809,325	-	-	817,500

Net income	-	-	-	-	434,290	434,290

Balance, December 31, 2013	17,595,062	$175,951	$16,469,102	$(2,568)	$(15,853,142)	$789,343

See accompanying notes to consolidated financial statements

F-16

TELETRONICS INTERNATIONAL, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31,	2013	2012

Cash flows from operating activities:
Net Income (loss)	$434,290	$(606,292)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	263	-
Allowance for doubtful accounts	13,468	(83,437)
Allowance for obsolete inventory	62,727	356,684
Equity in loss of unconsolidated investee	223,771	-
Gain on extinguishment of accrued officer compensation and accrued interest	(563,804)	-
Realized loss on investment	-	3,060
Changes in assets and liabilities:
Accounts receivable	(18,280)	156,706
Other receivable	91,661	(182,100)
Inventories	206,230	66,547
Advance to suppliers	(52,942)	(14,953)
Prepaid expense	(862)	18,999
Restricted cash	48	(619)
Other assets	893	7,673
Accounts payable	(95,250)	26,512
Deferred compensation	78,300	78,300
Accrued expenses and other current liabilities	(62,018)	108,858

Net cash provided by (used in) operating activities	318,495	(64,062)

Cash flows from investing activities:
Purchase of property and equipment	(1,655)	-
Purchase of long-term investment	(322,676)	-
Proceeds from sale of investments	-	30,690

Net cash provided by (used in) investing activities	(324,331)	30,690

Cash flows from financing activities:
Repayment of convertible debenture	(70,000)	-
Proceeds from issuance of common stock	850,000	-

Net cash provided by financing activities	780,000	-

Effect of exchange rate changes on cash and cash equivalents	(5,093)	103

Net increase (decrease) in cash	769,071	(33,269)

Cash and cash equivalents – beginning of year	124,112	157,381

Cash and cash equivalents – end of year	$893,183	$124,112

See accompanying notes to consolidated financial statements

F-17

TELETRONICS INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	NATURE OF OPERATIONS

The consolidated financial statements include the accounts of Teletronics International, Inc. and its wholly owned subsidiary, Teletronics (Beijing) Science & Technology Co., LTD. (collectively referred as “the Company”).

The nature of operations is as follows:

●	Teletronics International, Inc. was incorporated under the laws of the State of Delaware in 1986. The Company’s primary business activity is the design, development and manufacture of a complete line of products and solutions for high-speed wireless broadband systems, including RF amplifiers, up/down frequency converters, antennas, wireless network bridges and routers. The Company provides its equipment and services primarily to Internet Service Providers (ISPs) and the broadband wireless industry.

●	Teletronics (Beijing) Science & Technology Co., LTD. is a wholly owned subsidiary of Teletronics International, Inc. and was set up on March 21, 2012 under the laws of the People’s Republic of China (PRC). Its primary function is to provide integration solutions, technical consulting, and training for in-house developed products.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIEIS

Principles of consolidation

The accompanying consolidated financial statements include the accounts of Teletronics International, Inc. and its subsidiary. All significant intercompany transactions and balances were eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the amount of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made. However, actual results could differ materially from those results.

Segment Information

ASC 280 requires use of the “management approach” model for segment reporting. The management approach model is based on how the company’s management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

During the years ended December 31, 2013 and 2012, the Company operated in two reportable business segments: (1) Teletronics (Beijing) Science & Technology Co., Ltd., the operations of which are located in the PRC. All revenues are derived from customers in the PRC. All of the operating assets are located in the PRC. (2) Teletronics International, Inc., the operations of which are conducted in the USA. The Company’s reportable segments are segregated based on geographical locations.

Information with respect to these reportable business segments for the years ended December 31, 2013 and 2012 were as follows:

	For the Years Ended December 31,
	2013	2012
Revenue	$2,380,814	$2,024,969
USA	1,381,613	2,024,969
PRC	999,201	-

Cost of revenue	$690,193	$947,759
USA	653,169	947,759
PRC	37,024	-

Net income (loss)	$434,290	$(606,292)
USA	(78,137)	(595,355)
PRC	512,427	(10,937)

F-18

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Segment Information (continued)

Asset information by reportable segment is not reported to or reviewed by the chief operating decision maker and, therefore, the Company has not disclosed asset information for each reportable segment.

Revenues derived from USA and PRC segment were in approximate amount $1.3 million and $1 million for the year ended December 31, 2013, respectively. The majority revenue of PRC consisted of technical and training from general, wireless, project-based services, and yearly licensing that were provided to its 20% unconsolidated investee. The profit margin of PRC segment is substantially higher due to extremely low related costs. Majority of cost only involved costs of labor and minor purchase of inventory. The majority revenue of USA segment consisted of wireless technology systems through normal distribution.

Revenue Recognition

Revenue from sales of products to customers is recognized when (1) persuasive evidence of an arrangement exists, (2) delivery of the product has occurred or the services have been performed, (3) the selling price is fixed or determinable, and (4) collectability of the resulting receivable is reasonably assured, net of returns, trade discounts and allowances.

Product revenue is generated predominantly from the sales of various types of microelectronic products. For arrangements other than certain long-term contracts, revenue (including shipping and handling fees) is recognized when products are shipped and title has passed to the customer. If title does not pass until the product reaches the customer’s delivery site, recognition of the revenue is deferred until that time. A provision for such estimated returns is recorded at the time revenues are recognized. For transactions that include customer-specified acceptance criteria, including those where acceptance is required upon achievement of performance milestones, revenue is recognized after the acceptance criteria have been met.

Service revenue is derived from extended warranty and customer support. Service revenue is deferred and recognized over the contractual term or as services are rendered and accepted by the customer. In addition, the four revenue recognition criteria described above must be met before service revenue is recognized.

Advertising Expense

Advertising costs are expensed as incurred. Advertising expense amounted to $6,654 and $15,183 for the years ended December 31, 2013 and 2012.

Shipping and Handling Costs

The Company records all charges for outbound shipping and handling as revenue. All corresponding shipping and handling costs are classified as cost of revenue and amounted to $25,409 and $77,166 for the years ended December 31, 2013 and 2012.

Cost of Revenue

The cost of revenue includes all costs of purchase, costs of conversion, as well as shipping and handling costs, and any cost related inventory adjustment, including write downs for excess and obsolete inventory.

Research and Development Costs

Research and development costs are expensed as incurred. Costs include payroll, employee benefits, supplies, and overhead costs associated with research and development activities. Research and development expenses incurred for the years ended December 31, 2013 and 2012 amounted to $7,255 and $19,113.

Product Warranties

The warranty costs may be incurred to remedy deficiencies of quality or performance of the products generally ranging up to one year from the date of sales. Historically these costs have not been significant and the Company has not provided for them. The Company periodically reviews the extent of these costs, and will provide for such amounts should they become significant.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, the Company considers all highly liquid instruments purchased with original maturities of three months or less and money market accounts to be cash equivalents.

F-19

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Restricted Cash

The Company had $199,847 and $199,895 of restricted cash which was classified as a non-current asset at December 31, 2013 and 2012. Restricted cash normally consists of cash deposited into third party banks with certain period of time restrictions for various business purposes, which may include contract performance bonds, registered capital bonds required by governmental authorities, etc. The restrictions expire when related obligations are fulfilled. The cash is held in custody by the issuing bank, is restricted as to withdrawal or use, and is currently invested in a certificate of deposit. Income from these investments is paid to the Company.

Accounts Receivable

Accounts receivable are carried at original invoice amount less the allowance for doubtful accounts based on a review of all outstanding amounts at year end. Management determines the allowance for doubtful accounts based on a combination of write-off history, aging analysis, and any specific known troubled accounts. Trade receivables are written off when deemed uncollectible.

Inventories

The Company’s inventories are stated at lower-of-cost-or-market value. Cost is determined using the first-in, first-out method. The Company periodically reviews the market price to write down the inventory cost. The Company recorded $469,082 and $406,355 of inventory valuation reserve for obsolescence and LCM inventory adjustments for the years ended December 31, 2013 and 2012.

Investments

Debt securities which the Company has the positive intent and ability to hold to maturity are reported as held-to-maturity securities. Securities in this category are stated at cost, adjusted for amortization of premiums and accretion of discounts over their remaining lives. Trading account securities are stated at fair value with unrealized gains and losses included in income. Securities not classified as either held-to-maturity or trading account securities are classified as available-for-sale securities and are reported at fair value. Realized gains and losses on the disposition of securities and declines in value judged to be other than temporary are computed using the average cost method and included in income.

Other investments include equity securities that are not publicly traded. These investments are recorded at cost. A decline in the value of other investments below cost that is deemed to be other than temporary is charged to earnings, resulting in a new cost basis for that investment.

Property and Equipment

Property and equipment are recorded at cost. Major improvements are capitalized, while maintenance and repairs are charged to expense as incurred. Gains and losses from disposition of property and equipment are included in income and expense when realized. Depreciation and amortization are provided using the straight-line method over the following estimated useful lives:

Research and development equipment	5-7 years
Machinery and equipment	5-7 years
Furniture and fixtures	7 years
Vehicles	5 years

Fair Value of Financial Instruments

The Company is required to disclose the estimated fair value of certain assets and liabilities in accordance with ASC-825-10, “Financial Instruments”. As of December 31, 2013 and 2012, the Company believes that the carrying value of cash and cash equivalents, restricted cash, investments, accounts receivable, accounts payable, accrued expenses, and convertible debentures approximate fair value due to the short maturity of theses financial instruments and are based on quoted price in active markets (inputs based on quoted market prices for identical assets or liabilities in active markets at the measurement date).

F-20

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Long-lived Assets

In accordance with ASC 360, “Property, Plant, and Equipment,” the Company reviews for impairment of long-lived assets and certain identifiable intangibles whenever events or circumstances indicate that the carrying amount of assets may not be recoverable. The Company considers the carrying value of assets may not be recoverable based upon our review of the following events or changes in circumstances: the asset’s ability to continue to generate income from operations and positive cash flow in future periods; loss of legal ownership or title to the assets; significant changes in our strategic business objectives and utilization of the asset; or significant negative industry or economic trends. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset are less than its carrying amount.

As of December 31, 2013 and 2012, the Company was not aware of any events or changes in circumstances that would indicate that the long-lived assets are impaired.

Income Taxes

The Company accounts for income taxes under ASC topic 740, Income Taxes, ASC topic 740 defines an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. ASC topic 740 further requires that a tax position must be more likely than not to be sustained before being recognized in the financial statements, as well as the accrual of interest and penalties as applicable on unrecognized tax positions.

Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable for the period, if any, and the change during the period in deferred tax assets and liabilities.

Valuation allowance are recorded when it is more likely than not that some portion or all of the deferred income tax assets will not be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred income taxes.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are accounts receivable and other receivables arising from its normal business activities. The Company has a diversified customer base. The Company controls credit risk related to accounts receivable through credit approvals, credit limits and monitoring procedures. The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for un-collectible accounts and, as a consequence, believes that its accounts receivable related credit risk exposure beyond such allowance is limited.

The Company maintains its cash balances at various banks in the U.S. All funds in a noninterest-bearing transaction account are insured in full by the Federal Deposit Insurance Corporation (FDIC) from December 31, 2011 through December 31, 2012. As of December 31, 2012, there was no cash balance in bank uninsured by FDIC. Beginning January 1, 2013, the Federal Deposit Insurance Corporation (FDIC) will no longer provide unlimited deposit insurance coverage to funds in a noninterest-bearing transaction account. The standard insurance amount is $250,000 per depositors under the FDIC’s general deposit insurance rules. At December 31, 2013, uninsured cash balances in any domestic U.S. financial institution was $133,840.

Net Income (Loss) per Share

The Company calculates its basic and diluted earnings per share in accordance with ASC 260. Basic earnings per share are calculated by dividing net income by the weighted average number of common shares outstanding for the period. Diluted earnings per share are calculated by adjusting the weighted average outstanding shares to assume conversion of all potentially dilutive warrants and options and convertible securities.

F-21

Net Income (Loss) per Share (continued)

The following table sets forth the computation of basic and diluted income per common share:

Years ended December 31,	2013	2012
Net income(loss)	$434,290	$(606,292)

Weighted-average shares of common stock outstanding
Basic	15,997,528	15,927,562
Dilutive effect of convertible debentures and interest payable	511,005	-
Diluted	16,508,533	15,927,562

Earnings per share
Basic	$0.03	$(0.04)
Diluted	$0.03	$(0.04)

Comprehensive Income (Loss)

The Company follows ASC 220, “Comprehensive Income” to recognize the elements of comprehensive income. Comprehensive income is comprised of net income and all changes to the statements of stockholders’ equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders. For the Company, comprehensive income (loss) for the years ended December 31, 2013 and 2012 included net income (loss) and income (loss) from foreign currency translation adjustments and unrealized gain on investment.

Related Party Transactions

FASB ASC Topic 850, “Related Party Disclosures” provides disclosure requirements for related party transactions and certain common control relationships. A related party is generally defined as (i) any person that holds 10% or more of the Company’s securities including such person’s immediate families, (ii) the Company’s management, (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) anyone who can significantly influence the financial and operating decisions of the Company. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

Translation Adjustment

The Company’s financial statements are presented in the U.S. dollar ($), which is the Company’s reporting and functional currency. The functional currency of the Company’s subsidiary is RMB (¥). Transactions in foreign currencies are initially recorded at the functional currency rate prevailing at the date of transaction. Any differences between the initially recorded amount and the settlement amount are recorded as a gain or loss on foreign currency transaction in the consolidated statements of operations. Monetary assets and liabilities denominated in foreign currency are translated at the functional currency rate of exchange prevailing at the balance sheet date. Any differences are taken to profit or loss as a gain or loss on foreign currency translation in the statements of operations.

In accordance with ASC 830, Foreign Currency Matters, the Company translates the assets and liabilities into U.S. dollars using the rate of exchange prevailing at the balance sheet date and the statements of operations and cash flows are translated at an average rate during the reporting period. Adjustments resulting from the translation from RMB into U.S. dollar are recorded in stockholders’ equity as part of accumulated other comprehensive income. The exchange rates used for interim financial statements in accordance with ASC 830, Foreign Currency Matters, are as follows:

December 31, 2013	Average Rate for the year	Exchange Rate at year end
RMB (¥)	RMB 6.19817	RMB 6.114
United States dollar ($)	$1.00	$1.00

December 31, 2012	Average Rate for the year	Exchange Rate at year end
RMB (¥)	RMB 6.31984	RMB 6.3161
United States dollar ($)	$1.00	$1.00

F-22

3.	RECENT ACCOUNTING PRONOUNCEMENTS

In March 2013, the FASB issued ASU 2013-05 “Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity.” ASU 2013-05 addresses the accounting for the cumulative translation adjustment when a parent either sells part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets that is a nonprofit activity or a business within a foreign entity. For public entities, the ASU is effective prospectively for fiscal years, and interim periods, within those years, beginning after December 15, 2013. Early adoption is permitted. The adoption of ASU 2013-05 is not expected to have a material impact on the Company’s consolidated financial statements.

In July 2013, the FASB issued ASU 2013-11, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists”. These amendments provide that an unrecognized tax benefit, or a portion thereof, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except to the extent that a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date to settle any additional income taxes that would result from disallowance of a tax position, or the tax law does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, then the unrecognized tax benefit should be presented as a liability. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The adoption of ASU 2013-11 is not expected to have a material impact on the Company’s consolidated financial statements.

The Company has considered all new accounting pronouncements and has concluded that there are no new pronouncements that may have a material impact on results of operations, financial condition, or cash flows, based on current information.

4.	INVENTORIES

Inventories consisted of the following:

December 31,	2013	2012

Raw materials	$356,071	$361,056
Work-in-progress	13,738	12,904
Finished goods	598,613	680,743
Capitalized import costs	-	119,949
Total inventories	968,422	1,174,652
Less – provision for obsolescence	(469,082)	(406,355)

Total inventories, net	$499,340	$768,297

5.	PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

December 31,	2013	2012

Research and development equipment	$58,670	$58,670
Machinery and equipment	60,027	60,027
Furniture and fixtures	21,755	20,077
Vehicles	30,340	30,340
Total property and equipment	170,792	169,114
Less – accumulated depreciation	(169,381)	(169,114)

Total property and equipment, net	$1,411	$-

Depreciation expense for the year ended December 31, 2013 and 2012 was $263 and $0.

F-23

6.	Long-Term Investment

The Company had the following long-term investment accounted under the equity method as of December 31, 2013:

Type	Equity Investee	Equity Investment Ownership	Profit rate of distribution

Equity	Xun Yun Tian Technologies (Zhejiang)	20%	20%

Equity investment in affiliate as of December 31, 2013 consisted of the following:

Type	Equity Investee	Beginning Equity Investment Basis December 31, 2012	Increase share in Equity Company	Proportional Share of the Equity-Accounted Affiliate’s Net loss	Foreign currency Translation Adjustment	Ending Equity Investment Basis December 31, 2013

Equity	Xun Yun Tian Technologies (Zhejiang), PRC	-	322,676	(223,771)	1,361	100,266

7.	DEFERRED COMPENSATION

Deferred compensation represented the unpaid compensation due to the Company’s CEO, Mr. Fang. As of December 31, 2011, the Company had ending balances of deferred compensation in the amount of $745,013 and related interest of $152,308 accrued at annual interest of 4%. For the period of 2012, the Company had accrued additional yearly deferred compensation in the amount of $78,300 along with related interest of $31,496 and did not make any payments to the CEO. As a result of additional accrual and non-payment, the Company had deferred compensation balance of $823,313 with related accrued interest of $183,804. For the year of 2013, the Company had accrued additional yearly deferred compensation in amount of $78,300 along with interest of $34,626 and only made interest payment of $20,000. In December 2013, the CEO had decided to cancel partial of deferred compensation in the amount of $400,000 along with related accrued interest of $163,804. As a result of forgiveness of compensation and interest, the Company had recognized a gain in the amount of $563,804. At December 31, 2013, the Company had remaining outstanding balance of $501,613 as deferred compensation along with related accrued interest of $34,626.

The following are the schedule of the deferred compensation along with accrued interest.

Description	Deferred compensation	Accrued related interest (Annual interest rate %)	Total
As of December 31, 2011	$745,013	$152,308	$897,321
2012 accrual	78,300	31,496	109,796
As of December 31, 2012	823,313	183,804	1,007,117
2013 accrual	78,300	34,626	112,926
2013 payment	-	(20,000)	(20,000)
Forgiveness of compensation and interest	(400,000)	(163,804)	(563,804)
As of December 31, 2013	$501,613	$34,626	$536,239

8.	CONVERTIBLE DEBENTURES

On May 15, 2006, the Company entered into 9% convertible debentures due on June 30, 2010 in an aggregate principal amount of $2,350,000 to qualified buyers. Under the agreement, the Company may redeem some or the entire outstanding amount at any time or from time to time at a redemption price of 100% of the outstanding amount, plus accrued and unpaid interest up to but not including the date of redemption, payable in cash.

F-24

8.	CONVERTIBLE DEBENTURES (continued)

Subsequently, the Company and debenture holders agreed to lower the interest rate to 4.5% effective on June 30, 2008 and agreed for the debenture to be paid when the Company has sufficient fund. The debentures are convertible into the Company’s common stock at an initial conversion price of $1.00 per share prior to full repayment. As of December 31, 2008, $1,650,000 worth of the debentures has been issued and available to be converted into the Company’s common shares.

During the period from 2009 to 2011, the Company made payment of $341,000 towards the outstanding debenture balance. As of December 31, 2011, $1,309,000 worth of the debentures were outstanding and available to be converted into the Company’s common shares. The Company didn’t make payment during the year of 2012; therefore, the balance of the debenture as of December 31, 2012 was $1,309,000.

In December 2013, the Company entered into an agreement with a debenture holder whereby the Company issued 817,500 shares of common stock in consideration of the cancellation of the convertible debenture owned to the debenture holder in the amount of $750,000 and $67,500 of principal and related accrued interest, respectively.

During 2013, the Company made payments to other debenture holders for a total amount of $107,733, which consisted of convertible debenture of $70,000 and related accrued interest of $37,733. As a result of conversion and payments, the Company had a remaining debenture balance of $489,000 at December 31, 2013.

9.	STOCKHOLDERS’ EQUITY

On October 22, 2013, the Board of Directors resolved to increase the authorized capital shares of the Company to 70,000,000 shares, including 65,000,000 shares of common stock and 5,000,000 shares of preferred stock.

Stock purchase agreement

On October 22, 2013, the Board of Directors approved a stock purchase agreement with a new investor who agreed to purchase the Company’s stock up to a maximum of 1,700,000 shares. Within the agreement, the First Closing shall occur within 30-day period to allow the new investor arrange necessary investments to the Company. In addition, one or more Additional Closing may be scheduled and shall be held within 180 days from the completion date of First Closing, or 10 days before the Company completes its initial public listing. For the year ended December 31, 2013, the Company had issued and sold 850,000 shares of its common stock at $1.00 per share to the new investor in amount of $850,000 (First Closing). Pursuant to the agreement and subject to the condition that the total investment under the agreement, exceeds $850,000, the Company agrees that it shall nominate one candidate from the new investor to be considered to become a Board of Director according to the Company’s bylaws and shall continue the nomination each year as long as the new investor maintains its investment holding percentages, relative to the total authorized share of 70,000,000. Further within the stock purchase agreement, upon total purchase exceeds one million shares, the Company will grant one share of stock option for every 2 shares of common stock purchased. The option price will remain as $1.00 per share. The stock option shall be exercisable at any time and no later than December 31, 2016 or the date of the initial public offering of the capital stock of the Company whichever is earlier. As of December 31, 2013, the Company did not grant stock option to the new investor.

10.	DEFINED CONTRIBUTION RETIREMENT PLAN

The Company sponsors a defined contribution retirement plan in accordance with Section 401(k) of the Internal Revenue Code. The plan covers substantially all employees who are least at 21 years of age and have completed nine consecutive months of service. The Company may make matching and profit sharing contributions to the 401(k) plan. Company contributions vest ratably over a six-year period beginning after the second year of service. The Company did not make any matching or profit sharing contributions to the plan for the year ended December 31, 2013.

11.	INCOME TAXES

The following table reconciles the US statutory rates to the Company’s effective tax rate for the years ended December 31, 2013 and 2012:

Years ended December 31,	2013	2012

US statutory rate	34%	34%
Tax rate difference	(9)%	(9)%
PRC tax exemption and reduction	(25)%	(25)%
Total provision for income taxes	-%	-%

F-25

11.	INCOME TAXES (continued)

The provision for income taxes is comprised of the following:

December 31,	2013	2012

Current:
USA	$-	$-
PRC	4,620	-
Deferred:
USA	-	-
PRC	-	-
Total provision for income taxes	$4,620	$-

The Company’s subsidiary, Teletronics (Beijing) Science & Technology Co., Ltd., is incorporated in the PRC and is subject to PRC’s Unified Enterprise Income Tax Law (“EIT”). For the years ended December 31, 2013 and 2012, the Company’s subsidiary recorded income tax expense of $4,620 and $0, respectively.

The components of the net deferred tax assets are as follows:

December 31,	2013	2012

Current:
Allowance for bad debt	$6,107	$1,529
Inventory reserve	159,488	31,221
Current deferred tax assets	165,595	32,750
Less valuation allowance	(165,595)	(32,750)
Current net deferred tax assets	-	-

Non-current:
Net operating loss carry-forwards	4,026,111	4,758,365
Non-current deferred tax assets	4,026,111	4,758,365
Less valuation allowance	(4,026,111)	(4,758,365)
Non-current net deferred tax assets	-	-

Net deferred tax asset	$-	$-

The Federal and State net operating losses carry-forward are approximately $12,000,000 for the year ended December 31, 2013. These Federal and State net operating losses carry-forward will expire in various tax years through 2026 and 2032, respectively. The Company has recorded a valuation allowance against all of the realization of its net deferred tax assets at December 31, 2013 and 2012. The valuation allowance is based on management’s estimates and analyses, which include the impact of tax laws which may limit the Company’s ability to utilize its net deferred tax assets.

12.	RELATED–PARTY TRANSACTIONS

On April 10, 2013, the Company entered into a service agreement with its 20% unconsolidated investee, Xun Yun Tian Technologies (Zhejiang). Services provided by the Company include (1.) General technical service and training, (2.) Exclusive wireless technology service and training and (3.) Project-based technical assistance service and training. The Company would receive monthly labor service and yearly licensing and training revenue for services provided to the investee in the amount of RMB 120,000 and RMB 3,000,000, respectively. The agreement will expire on October, 2014. As of December 31, 2013, the Company had received service revenue from the investee in an aggregated amount of $597,990 for the year ended December 31, 2013.

F-26

13.	COMMITMENTS

The Company entered into an operating lease for its office and warehouse facilities in Rockville, MD. The lease will expire in July 2014. The total rent paid for the year ended December 31, 2013 and 2012 were $391,411 and $367,839, respectively.

The following is a schedule of non-cancellable future approximate minimum lease payments required under the operating lease.

Years ending December 31,	Amount

2014	247,702
2015	-
Total	$247,702

14.	SUBSEQUENT EVENTS

In May 2009, the FASB issued new accounting guidance on subsequent events. The new accounting guidance requires that management evaluate events and transactions that may occur for potential recognition or disclosure in the financial statements after the balance sheet date through the date the financial statements are issued and determines the circumstances under which such events or transactions must be recognized in the financial statements.

On April 15, 2014, the Company entered into a stock option agreement with the CEO of the Company, Mr. Fang. Under the terms of the stock option agreement, the Company granted the options to Mr. Fang to purchase 1,500,000 shares of common stock of the Company at an exercise price of $1.00 per share. The option has a term of five years and expires on May 1, 2019. The options will vest in two installments promulgated over a five-year period beginning on April 15, 2014, at the time when Dickson Fang, as the CEO, has achieved the performance (1.) the Company becomes a Form-10 reporting public Company, at which 1,100,000 shares become vesting, and (2.) the Company becomes a public traded Company, at which time 400,000 shares become vesting.

On April 22, 2014, the Company entered into a new lease agreement with Saul Holdings Limited Partnership for its new office. The term of the lease shall commence on the date hereof and shall end 76 months after the rent commence date. The rent commence date shall be August 1, 2014 or the date the Company actually commence beneficial occupancy, whichever is earlier. The annual rent is $84,000 plus annual operating cost of $44,000, which leads the Company’s rental payment to $128,000 per annum.

The Company has evaluated all other subsequent events through the date these consolidated financial statements were issued, and determined that there were no other subsequent events or transactions that require

F-27

EXHIBIT INDEX

Exhibit	ITEM

3.1	Certificate of Incorporation and Amendments thereto

3.2	By-Laws

10.1	9% Convertible Senior Debentures Due June 30, 2010 Agreement

10.2	Incentive Stock Option Plan of 2013

10.3	Development System Technology License Agreement between the registrant and Compex Systems PTE LTD, dated July, 31, 2013

10.4	D. Fang Incentive Stock Option Agreement 2013

10.5	Office Lease dated April 22, 2014, between the Registrant and Saul Holdings Limited

F-28